EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
by and between
SOUTHERN MISSOURI BANCORP, INC.
and
TAMMCORP, INC.

Dated as of January 11, 2017

TABLE OF CONTENTS
Page
RECITALS		1

ARTICLE I THE MERGER		2

1.1	The Merger	2
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Conversion of Stock	2
1.5	Incorporation Documents and By-Laws of the Surviving Company	5
1.6	Directors and Officers	5
1.7	The Bank Merger	5

ARTICLE II DELIVERY OF MERGER CONSIDERATION		6

2.1	Exchange Agent	6
2.2	Deposit of Merger Consideration	6
2.3	Delivery of Merger Consideration	6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF TAMMCORP		10

3.1	Organization and Standing	10
3.2	Capitalization	11
3.3	Subsidiaries	12
3.4	Corporate Power	13
3.5	Authority; No Violation.	13
3.6	Consents and Approvals	14
3.7	Financial Reports; Absence of Certain Changes or Events.	14
3.8	Litigation	15
3.9	Regulatory Matters	15
3.10	Compliance with Laws	16
3.11	Material Contracts; Defaults	16
3.12	Brokers Fees	17
3.13	Employee Benefit Plans.	17
3.14	Labor Matters	20
3.15	Tammcorp Information	21
3.16	Takeover Laws	21
3.17	Environmental Matters	21
3.18	Tax Matters	21
3.19	Risk Management Instruments	22
3.20	Books and Records	22
3.21	Insurance	22
3.22	No Registration Obligation..	22
3.23	Accounting and Internal Controls.	22
3.24	Properties	23
3.25	Allowance for Loan Losses	23
3.26	Material Interests of Certain Persons.	23
3.27	Indemnification.	24
3.28	Loan Portfolio.	24
3.29	Securities Portfolio	25
3.30	Intellectual Property	25

3.31	Tammcorp Offering Circular Information.	26
3.32	Reorganization.	26
3.33	Opinion of Financial Advisor	26
3.34	Fiduciary Business	26
3.35	Indemnification	26
3.36	Representations Not Misleading	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SOUTHERN MISSOURI		27

4.1	Organization and Standing	27
4.2	Capitalization.	27
4.3	Subsidiaries.	28
4.4	Corporate Power	28
4.5	Corporate Authority.	28
4.6	Consents and Approvals; No Defaults.	28
4.7	Financial Reports and SEC Documents; Absence of Certain Changes or Events.	29
4.8	Litigation	30
4.9	Regulatory Matters	30
4.10	Compliance with Laws.	31
4.11	Employee Benefit Plans.	31
4.12	Labor Matters	34
4.13	Takeover Laws	34
4.14	Environmental Matters	34
4.15	Tax Matters	34
4.16	Risk Management Instruments	35
4.17	Books and Records	35
4.18	Insurance	35
4.19	Funds Available	35
4.20	Allowance for Loan Losses	35
4.21	Loan Portfolio.	35
4.22	Securities Portfolio	37
4.23	Southern Missouri Offering Circular Information	37
4.24	Reorganization	37
4.25	Southern Missouri Information	37
4.26	Insurance	38
4.27	Ownership of Tammcorp Capital Stock	38
4.28	Representations Not Misleading	38

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		38

5.1	Forbearances of Tammcorp	38
5.2	Forbearances of Southern Missouri	42

ARTICLE VI ADDITIONAL AGREEMENTS		43

6.1	Regulatory Matters.	43
6.2	Access to Information; Current Information; Consultation.	45
6.3	Shareholder Meeting	46
6.4	Reservation of Southern Missouri Common Stock; Nasdaq Listing.	47
6.5	Employee Matters.	47
6.6	Officers' and Directors' Insurance; Indemnification.	48
6.7	No Solicitation.	49
6.8	Notification of Certain Matters	51
6.9	Correction of Information	51

6.10	System Integration	52
6.11	Coordination; Integration	52
6.12	Delivery of Agreements	52
6.13	Press Releases	52
6.14	Directors and Officers	52
6.15	Exchange Offer	52
6.16	Preparation of Offering Circular	52
6.17	The Bank Merger	53

ARTICLE VII CONDITIONS PRECEDENT		53

7.1	Conditions to Each Party's Obligations	53
7.2	Conditions to Obligations of Southern Missouri	53
7.3	Conditions to Obligations of Tammcorp	55

ARTICLE VIII TERMINATION AND AMENDMENT		56

8.1	Termination	56
8.2	Effect of Termination	57
8.3	Fees and Expenses	57
8.4	Termination Fee.	58
8.5	Amendment	58
8.6	Extension; Waiver	58

ARTICLE IX GENERAL PROVISIONS		59

9.1	Closing	59
9.2	Nonsurvival of Representations, Warranties and Agreements	59
9.3	Notices	59
9.4	Interpretation	60
9.5	Counterparts	60
9.6	Entire Agreement	60
9.7	Governing Law	60
9.8	Publicity	60
9.9	Assignment; Third Party Beneficiaries	61
9.10	Specific Performance; Time of the Essence	61

EXHIBITS

Exhibit A Exhibit B Exhibit C	Form of Voting Agreement Form of Non Solicitation Agreement Form of Bank Plan of Merger
Exhibit D	Form of Stock Exchange Agreement
Exhibit E	Form of Escrow Agreement

INDEX OF DEFINED TERMS

Definition	Page
Acceptable Confidentiality Agreement	50
Acquisition Proposal	51
Aggregate Merger Consideration	3
Agreement	1
Amended Bank Plan of Merger	51
Articles of Merger	2
Assumed Outstanding Tammcorp Common Stock	11
Average Closing Price	3
Bank Merger	5
Bank Merger Certificates	6
Bank Plan of Merger	6
Capaha Minority Participating Bank Merger	51
Cancelled Shares	4
Certificate	3
Change in Recommendation	50
Claim	49
Closing	59
Closing Date	59
Code	1
Confidentiality Agreement	46
Covered Employees	47
Dissenting Shares	5
Distributable Amount	9
DPC Common Shares	4
Effective Time	2
Enforceability Exception	13
Escrow Account	9
Escrow Agreement	9
Exchange Agent	6
Exchange Agent Agreement	6
Exchange Fund	6
FDIC	12
Federal Reserve Board	14
FHLB	12
Form S-4	14
GAAP	11
GBCLM	2
Governmental Entity	14
IBCA	2
Illinois Secretary of State	2
Initial Cash Distribution	9
Insurance Amount	48
Intellectual Property	25
Letter of Transmittal	6
Loans	24
Material Adverse Effect	11
Measuring Date	4
Merger	1

v

Missouri Secretary of State	2
Nasdaq	3
Non-Participating Capaha Minority Stockholders	53
Non-Solicitation Agreement	1
Offering Circular	26
Parties	1
Per Share Cash Consideration	3
Per Share Stock Consideration	3
Previously Disclosed	10
Proxy Statement	14
Regulatory Authorities	15
Representative	9
Requisite Regulatory Approvals	55
SEC	14
Southern Missouri	1
Southern Missouri Common Stock	2
Southern Missouri Compensation and Benefit Plans	32
Southern Missouri Consultants	31
Southern Missouri Directors	32
Southern Missouri Disclosure Schedule	27
Southern Missouri Employees	31
Southern Missouri ERISA Affiliate	32
Southern Missouri ERISA Affiliate Plan	32
Southern Missouri Pension Plan	32
Southern Missouri's SEC Documents	29
Subsidiary	11
Superior Proposal	51
Surviving Bank	5
Surviving Company	1
Takeover Laws	21
Tammcorp	1
Tammcorp Articles	11
Tammcorp Audited Financial Statements	14
Tammcorp Board Recommendation	47
Tammcorp Bylaws	11
Tammcorp Class A Preferred Stock	3
Tammcorp Common Stock	2
Tammcorp Compensation and Benefit Plans	18
Tammcorp Confidential Information	50
Tammcorp Consultants	18
Tammcorp Contracts	17
Tammcorp Directors	18
Tammcorp Disclosure Schedule	10
Tammcorp Employees	18
Tammcorp ERISA Affiliate	18
Tammcorp ERISA Affiliate Plan	18
Tammcorp Financial Statements	14
Tammcorp Indemnified Party	49
Tammcorp Individuals	50
Tammcorp Pension Plan	18
Tammcorp Representatives	50

Tammcorp Shareholder Approval	13
Tammcorp Shareholder Meeting	46
Tammcorp Unaudited Financial Statements	14
Tammcorp's Capital	4
Tax	22
Tax Return	22
Taxes	7
Termination Fee	58
Transaction Expenses	4
Trust Account Common Shares	4
Unduly Burdensome Condition	55
Voting Agreement	1
Withheld Amount	9

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 11, 2017 (this "Agreement"), by and between Southern Missouri Bancorp, Inc., a Missouri corporation ("Southern Missouri"), and Tammcorp, Inc., an Illinois corporation ("Tammcorp", and together with Southern Missouri, the "Parties").
RECITALS
A.    The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Tammcorp will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Southern Missouri (the "Merger"), with Southern Missouri as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Company").
B.    As a condition to the willingness of Southern Missouri to enter into this Agreement, the Chief Executive Officer of Tammcorp has entered into a voting agreement ("Voting Agreement"), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Southern Missouri.
C.    As a condition to the willingness of Southern Missouri to enter into this Agreement, all of the directors and the executive officers of Tammcorp listed on Exhibit B have entered into resignation, non-solicitation and confidentiality agreements (each a "Non-Solicitation Agreement"), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger with Southern Missouri.
D.    The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and intend for this Agreement to constitute a "plan of reorganization" within the meaning of Treasury Regulations section 1.368-2(g).
E.    The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

 THE MERGER
1.1	The Merger.
(a)    Subject to the terms and conditions of this Agreement, in accordance with the General  and Business Corporation Law of Missouri, as amended (the "GBCLM") and the Illinois Business Corporation Act (the "IBCA"), at the Effective Time (as defined in Section 1.2), Tammcorp shall merge with and into Southern Missouri. Southern Missouri shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Missouri. As of the Effective Time, the separate corporate existence of Tammcorp shall cease.
(b)    Subject to the consent of Tammcorp, which shall not be unreasonably withheld or delayed, Southern Missouri may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of Southern Missouri with Tammcorp) and/or the Bank Merger (as defined below) if and to the extent requested by Southern Missouri; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the consideration to be received by the shareholders of Tammcorp, (ii) adversely affect the tax consequences of the Merger to the shareholders of Tammcorp or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.
1.2
Effective Time.  Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1) the Parties shall execute, and Southern Missouri shall cause to be filed, to the extent required, with the Secretary of State of the State of Missouri (the "Missouri Secretary of State") and the Secretary of State of the State of Illinois (the "Illinois Secretary of State"), articles of merger as provided in the GBCLM and/or IBCA (collectively the "Articles of Merger"). The Merger shall become effective at such time as designated in the Articles of Merger (the "Effective Time").

1.3	Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the GBCLM and the IBCA.
1.4	Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Tammcorp, Southern Missouri or the holders of any of the following securities:
(a)    Each share of common stock, $0.01 value, of Southern Missouri ("Southern Missouri Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.
 (b)    Subject to Sections 1.4(e), (f), and (g), each share of common stock, $1.00 par value, of Tammcorp ("Tammcorp Common Stock") issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(e)), but excluding any Cancelled Shares (as defined in Section 1.4(e)) and Dissenting Shares (as defined in Section 1.4(g)), and each share of Class A preferred stock, $180.00 par value, of Tammcorp ("Tammcorp Series A Preferred Stock")" issued and outstanding immediately prior to the Effective Time (on an as converted basis to a share of Tammcorp Common Stock, based on an exchange ratio in accordance with Tammcorp's Articles (as defined herein)), but excluding Dissenting Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive:

(i)
Per Share Cash Consideration:  A cash amount equal to the quotient of (1) 50% of the Aggregate Merger Consideration (which shall be equal to 1.4 times Tammcorp's Capital (defined below), subject to adjustment pursuant to Section 1.4 (c)), divided by (2) the sum of (A) the number of shares of Tammcorp Common Stock that will be issued and outstanding immediately prior to Closing assuming all minority stockholders of Capaha exchange their shares of Capaha common stock for shares of Tammcorp Common Stock upon consummation of the Exchange Offer (the "Assumed Outstanding Tammcorp Common Stock") and (B) a number of shares of Tammcorp Common Stock into which the shares of Tammcorp Class A Preferred Stock are convertible (the "Per Share Cash Consideration"); and

(ii)	Per Share Stock Consideration: The number of shares of Southern Missouri Common Stock equal to the quotient of (1) the Per Share Cash Consideration, divided by (2) the Average Closing Price;

"Average Closing Price" means the average of the daily closing sale prices (rounded to the nearest one ten thousandth) of Southern Missouri Common Stock on the Nasdaq Stock Market, Inc. ("Nasdaq") for the twenty (20) trading days ending on and including the fifth trading day immediately preceding the Closing Date (as defined in Section 9.1).

All of the shares of Assumed Outstanding Tammcorp Common Stock and Tammcorp Class A Preferred Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Assumed Outstanding Tammcorp Common Stock or Tammcorp Class A Preferred Stock (each, a "Certificate"), (it being understood that any reference to "Certificate" shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Assumed Outstanding Tammcorp Common Stock and Tammcorp Class A Preferred Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an "agent's message" to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration and/or any cash in lieu of a fractional share interest into which the shares of Tammcorp Common Stock or Tammcorp Class A Preferred Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)    For purposes of this Agreement, "Tammcorp's Capital" means the consolidated equity capital of Tammcorp determined in accordance with GAAP (adjusted for the after-tax cost of the accrual of the Transaction Expenses (defined below)) as of the close of business on the last business day of the month immediately preceding the Effective Date (the "Measuring Date") which have not already been paid or accrued prior to that time, excluding the after-tax cost of any early termination fees related to vendor contracts of Tammcorp or any Subsidiary triggered as a result of the Merger, including data conversion expense and contract termination charges, as well as expenses to provide "tail coverage" for Tammcorp's directors' and officers' liability policy pursuant to Section 6.6 of this Agreement, but increased by the amount of any special loan loss reserve held by the Bank as a specific reserve with respect to the lending relationships or new or related loans to such borrowers described or referred to in Section 2.3(i) below, if any, which is not otherwise netted against the unpaid balance of such loans as provided in such Section 2.3(i).
"Transaction Expenses" means the fees, expenses and costs (i) of accountants, financial advisors, counsel and other advisors incurred by Tammcorp and its wholly-owned subsidiary, Capaha Bank ("Capaha") in connection with the Merger, the Exchange Offer and the transactions contemplated thereby, (ii) for printing and mailing of the Offering Circular (which shall not include costs incurred by Southern Missouri for a financial printer in connection with its preparation and filing of the Form S-4 with the SEC), (iii) any payments to or for officers of Tammcorp or its Subsidiaries  who participate in Tammcorp's deferred compensation plans, to the extent such amounts have not already been accrued, and (iv) for any severance payments, change in control payments or retention payments to Tammcorp or any of its Subsidiaries' employees deemed necessary or appropriate by Tammcorp and Southern Missouri in connection with the Merger as set forth in Section 1.4(c) of the Tammcorp Disclosure Schedule; provided, however, that Transaction Expenses shall not be deemed to include payments proposed to be made upon the Effective Date to the Executive Vice President of Capaha in consideration of a certain Non-Competition Agreement entered into between the Executive Vice President and SMBC of even date herewith, as more fully described in Schedule 1.4(c) hereto, which payments shall instead be made by means of a corresponding reduction of the Aggregate Merger Consideration.
(d)    Tammcorp shall, within five business days after the Measuring Date, provide Southern Missouri with a calculation of Tammcorp's Capital as contemplated by Section 1.4(c).  If Southern Missouri disagrees with such calculation of Tammcorp's Capital, then Tammcorp and Southern Missouri shall attempt to resolve any such disagreement.  If Tammcorp and Southern Missouri cannot resolve any such disagreement within ten (10) business days after Southern Missouri has informed Tammcorp of such disagreement, then an independent accounting firm mutually agreed to by Tammcorp and Southern Missouri shall resolve any such disagreement which resolution, in the absence of any mathematical error, shall be final and binding upon Tammcorp and Southern Missouri.
(e)    All shares of Tammcorp Common Stock that are owned immediately prior to the Effective Time by Tammcorp or Southern Missouri (other than shares of Tammcorp Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of Tammcorp Common Stock held, directly or indirectly, by Tammcorp or Southern Missouri in respect of a debt previously contracted (any such shares, "DPC Common Shares") shall be cancelled and shall cease to exist and no stock of Southern Missouri or other consideration shall be delivered in exchange therefor (any such shares, the "Cancelled Shares").
(f)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Southern Missouri Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, and such change would have an economic effect on the value of the stock portion of the Merger Consideration, then an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration to provide the holders of Assumed Outstanding Tammcorp Common Stock and Tammcorp Class A Preferred Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event; provided, however, that nothing in this Section 1.4(f) shall be construed to permit Southern Missouri to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(g)    Holders of shares of Tammcorp Common Stock and Tammcorp Class A Preferred Stock who have not voted in favor of the Merger and otherwise complied with the requirements of Article 11 (to the extent applicable) of the IBCA will be entitled to exercise such rights with respect to the shares as to which rights have been perfected ("Dissenting Shares"), to the extent available under the IBCA.  Dissenting Shares shall not be converted into the right to receive the Merger Consideration but shall only be entitled to receive such consideration as will be determined under the IBCA.  Each share of Tammcorp Common Stock and Tammcorp Class A Preferred Stock that is outstanding immediately prior to the Effective Time and with respect to which dissenters rights under the IBCA may be, but have not yet been perfected will, if and when such dissenters rights can no longer be legally perfected or exercised under the IBCA, be converted into a right to receive the Merger Consideration, and will no longer be a Dissenting Share.  Prior to the Closing Date, Tammcorp shall from time to time give prompt notice to Southern Missouri of any notifications, demands, attempted withdrawals of such demands and any other instruments served or delivered pursuant to the IBCA by or to Tammcorp for appraisal or determination of the fair value of shares. Southern Missouri shall have a right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, Tammcorp shall not, except with the prior written consent of Southern Missouri, which consent shall not be unreasonably withheld, make any payment with respect to, settle, or offer to settle, any such demands.
1.5
Incorporation Documents and By-Laws of the Surviving Company.  At the Effective Time, the articles of incorporation of Southern Missouri in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law, and the by-laws of Southern Missouri in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.6
Directors and Officers.  The directors and officers of Southern Missouri immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.7
The Bank Merger.  Immediately after the Effective Time, Southern Missouri intends to merge Capaha with and into Southern Bank (the "Bank Merger") in accordance with the provisions of applicable banking laws and regulations and Southern Bank shall be the resulting institution or surviving bank (the "Surviving Bank"). The Bank Merger shall have the effects as set forth under applicable banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Capaha and Southern Bank, respectively, to approve, a separate combination agreement/plan of merger (the "Bank Plan of Merger") in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Tammcorp shall cause Capaha, and Southern Missouri shall cause Southern Bank, to execute and file in accordance with applicable banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the "Bank Merger Certificates").  For purposes of this Agreement, the Bank Merger and all of Tammcorp's obligations with respect to thereto are subject to the condition that there are no Non-Participating Capaha Minority Stockholders (as defined in Section 6.17) following completion of the Exchange Offer.  In the event that there are any Non-Participating Capaha Minority Stockholders following completion of the Exchange Offer, the Bank Plan of Merger will be amended or restated in the manner provided in Section 6.17

ARTICLE II

 DELIVERY OF MERGER CONSIDERATION
2.1    Exchange Agent.  Prior to the Effective Time, Southern Missouri shall appoint an unrelated bank or trust company reasonably acceptable to Tammcorp, or Southern Missouri's transfer agent, pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.
2.2    Deposit of Merger Consideration.  At or prior to the Effective Time, Southern Missouri shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of Southern Missouri Common Stock equal to the stock portion of the Aggregate Merger Consideration and (ii) subject to Section 2.3(i), deposit, or cause to be deposited with, the Exchange Agent, the cash portion of the Aggregate Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the "Exchange Fund") and Southern Missouri shall instruct the Exchange Agent to timely deliver the Merger Consideration.
2.3    Delivery of Merger Consideration.
 (a)    As soon as reasonably practicable after the Effective Time (and in any event within five (5) days thereafter), and subject to the receipt by the Exchange Agent of a list of Tammcorp's shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate) to the Exchange Agent) in such form and substance as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal") and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of Southern Missouri Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

 (b)    Within five (5) days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of

Tammcorp Common Stock or Tammcorp Class A Preferred Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of Southern Missouri Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Tammcorp Common Stock or Tammcorp Class A Preferred Stock represented by such holder's Certificate or Certificates.  Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of Southern Missouri Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

 (c)    No dividends or other distributions with respect to Southern Missouri Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Southern Missouri Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Southern Missouri Common Stock represented by such Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Southern Missouri Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Southern Missouri Common Stock issuable with respect to such Certificate.

 (d)    In the event of a transfer of ownership of a Certificate representing Tammcorp Common Stock or Tammcorp Class A Preferred Stock prior to the Effective Time that is not registered in the stock transfer records of Tammcorp, the Merger Consideration, any cash in lieu of a fractional share of Southern Missouri Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Tammcorp Common Stock or Tammcorp Class A Preferred Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.18) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Southern Missouri that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Southern Missouri) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of Southern Missouri Common Stock otherwise payable pursuant to this Agreement to any holder of Tammcorp Common Stock or Tammcorp Class A Preferred Stock such amounts as the Exchange Agent or Southern Missouri, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent or Southern Missouri, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.6), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Tammcorp Common Stock or Tammcorp Class A Preferred Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Southern Missouri, as the case may be.

 (e)    After the Effective Time, there shall be no transfers on the stock transfer books of Tammcorp of the shares of Tammcorp Common Stock or Tammcorp Class A Preferred Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Tammcorp Common Stock or Tammcorp Class A Preferred Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of Southern Missouri Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

 (f)    Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Southern Missouri Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Southern Missouri Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Southern Missouri.  In lieu of the issuance of any such fractional share, Southern Missouri shall pay to each former shareholder of Tammcorp who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Tammcorp Common Stock and Tammcorp Class A Preferred Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Southern Missouri Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

 (g)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Tammcorp at the expiration of six months after the Effective Time shall be paid to Southern Missouri.  In such event, any former shareholders of Tammcorp who have not theretofore complied with this Article II shall thereafter look only to Southern Missouri with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Southern Missouri Common Stock deliverable in respect of the shares represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Southern Missouri, Tammcorp, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Tammcorp Common Stock or Tammcorp Class A Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

 (h)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Southern Missouri or the Exchange Agent, the posting by such person of a bond in such amount as Southern Missouri or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

 (i)    At the Effective Time, a portion of the Merger Consideration that shall be in an amount equal to the unpaid balance of principal plus interest accrued with respect to those lending relationships identified in Schedule 2.3(i) hereto, or any new or related loans to such borrowers, net of any amounts theretofore charged off by the Bank with respect to such loans prior to the Effective Time and net of any amounts held by the Bank as of the Effective Time as a special or designated loan loss reserve with respect to such loans, shall be withheld by Southern Missouri and deposited in an account at Southern Bank (the "Withheld Amount").

 (A)    Payment of the Merger Consideration.  The cash portion of the Merger Consideration shall be paid in two installments.  The first installment, which shall be paid upon surrender of share certificates by each former holder of Tammcorp Common Stock and Tammcorp Class A Preferred Stock at or promptly after the Effective Time as required in Section 2.3(b), shall be determined by subtracting the Withheld Amount from the cash portion of the Merger Consideration and dividing the result by the number of shares of Assumed Outstanding Tammcorp Common Stock immediately prior to the Effective Time plus a number of shares of Tammcorp Common Stock into which the shares of Tammcorp Class A Preferred Stock are convertible immediately prior to the Effective Time (the "Initial Cash Distribution").  The second installment of the cash portion of the Merger Consideration will consist of the Withheld Amount, subject to reductions authorized in Section 2.3(i)(B), and will be paid (if paid at all) in accordance with the provisions of Section 2.3(i)(B).

 (B)    Withheld Amount, Escrow Account and Escrow Agreement.  The Withheld Amount shall be deposited in a money market account at Southern Bank on behalf of the former holders of Tammcorp Common Stock and Tammcorp Class A Preferred Stock at the Effective Time and Southern Missouri (the "Escrow Account"), subject to the terms and conditions of the Escrow Agreement attached hereto as Exhibit E (the "Escrow Agreement").  The holders of Tammcorp Common Stock and Tammcorp Class A Preferred Stock shall approve the Escrow Agreement as part of their written consent to the Merger.  Pursuant to the Escrow Agreement, John R. Abercrombie shall serve as the representative (the "Representative") for the former holders of Tammcorp Common Stock and Tammcorp Class A Preferred Stock for purposes of the Escrow Account, and Tammcorp, on behalf of its shareholders, hereby irrevocably appoints John R. Abercrombie to serve as Representative to act in accordance with this Section 2.3(i)(B) and the Escrow Agreement on behalf of its shareholders.  All actions, determinations and decisions by Representative shall be binding, conclusive and final upon all former holders of Tammcorp Common Stock and Tammcorp Class A Preferred Stock.  John R. Abercrombie shall accept this appointment by executing the Escrow Agreement.  The Withheld Amount, plus interest thereon, shall be distributed to former holders of Tammcorp Common Stock and Tammcorp Class A Preferred Stock subject to, and in accordance with, the terms and conditions of the Escrow Agreement.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF TAMMCORP
Except as disclosed in the disclosure schedule delivered by Tammcorp to Southern Missouri concurrently herewith (the "Tammcorp Disclosure Schedule") or as previously provided to Southern Missouri ("Previously Disclosed"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Tammcorp Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Tammcorp that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify

(1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Tammcorp hereby represents and warrants to Southern Missouri as follows:
3.1    Organization and Standing.
(a)    Tammcorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Tammcorp is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Tammcorp.  Tammcorp is a registered bank holding company with the Federal Reserve Board.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to Southern Missouri, Tammcorp or the Surviving Company, as the case may be, a Material Adverse Effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its financial institution Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the amended and restated articles of incorporation of Tammcorp (the "Tammcorp Articles") and the bylaws of Tammcorp (the "Tammcorp Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Tammcorp to Southern Missouri.
(b)    Capaha is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Capaha is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Capaha.
3.2    Capitalization.  As of the date hereof, the authorized capital stock of Tammcorp consists exclusively of 221,500 shares of capital stock, which is made up of (i) 20,000 shares of

Tammcorp Common Stock, of which as of the date hereof 6,017 shares are issued and outstanding; and (ii) 1,500 shares of Tammcorp Class A Preferred Stock, of which as of the date hereof, 1,416 shares are issued and outstanding; and (iii) 200,000 shares of undesignated preferred stock, par value $0.01 per share, no shares of which are issued or outstanding.  Other than the issuance of shares of Tammcorp Common Stock in the Exchange Offer, as of the date hereof, Tammcorp does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Tammcorp Common Stock or any other equity securities of Tammcorp or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Tammcorp Common Stock or other equity securities of Tammcorp or any of its Subsidiaries. The outstanding shares of Tammcorp Common Stock and Tammcorp Class A Preferred Stock have been, and the shares of Tammcorp Common Stock to be issued to the minority stockholders of Capaha upon consummation of the Exchange Offer will be when issued, duly authorized and validly issued and outstanding, fully paid and nonassessable, and, except as Previously Disclosed, subject to no preemptive rights (and were not, and will not be, issued in violation of any preemptive rights).
3.3    Subsidiaries.
(a)    Tammcorp has Previously Disclosed a list of all of its Subsidiaries (which includes Capaha) together with the jurisdiction of organization of each such Subsidiary. As of the date hereof, (i) the authorized capital stock of Capaha consists of 112,500 shares of common stock, par value $50.00 per share, of which 97,658 shares are issued and outstanding, (ii) Tammcorp owns 88,875 shares of the common stock of Capaha, or 91.01% of the issued and outstanding shares of the common stock of Capaha, (iii) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (v) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (vi) except as set forth on Section 3.3 of the Tammcorp Disclosure Schedule, all the equity securities of each Subsidiary held by Tammcorp or its Subsidiaries are fully paid and nonassessable and are owned by Tammcorp or its Subsidiaries free and clear of any Liens.  There are no restrictions on the ability of any Subsidiary of Tammcorp to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Capaha are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.3 of the Tammcorp Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Tammcorp.  Neither Tammcorp nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Chicago (the "FHLB").
(b)    Tammcorp has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.

(c)    Each of Tammcorp's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Tammcorp.
3.4    Corporate Power.  Each of Tammcorp and its Subsidiaries has the  power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Tammcorp and Capaha has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of approval of this Agreement by the stockholders of Tammcorp and, as applicable, subject to the receipt of the approval of the stockholders of Capaha for the Bank Merger, to consummate the transactions contemplated hereby.
3.5    Authority; No Violation.
(a)    Tammcorp has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Tammcorp.  The Board of Directors of Tammcorp has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Tammcorp and its shareholders and has directed that this Agreement be submitted to Tammcorp's shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Tammcorp Common Stock and Tammcorp Class A Preferred Stock voting together as a single class (the "Tammcorp Shareholder Approval"), no other corporate proceedings on the part of Tammcorp are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Tammcorp and (assuming due authorization, execution and delivery by Southern Missouri) constitutes a valid and binding obligation of Tammcorp, enforceable against Tammcorp in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Enforceability Exception")).
(b)    Neither the execution and delivery of this Agreement by Tammcorp or the Bank Plan of Merger by Capaha, nor the consummation of the Merger by Tammcorp or the Bank Merger by Capaha, nor compliance by Tammcorp or Capaha with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Tammcorp Shareholder Approval and approval of the Bank Plan of Merger by the Bank shareholders are obtained, violate any provision of the Tammcorp Articles or Tammcorp Bylaws or the organization or governing documents of any Tammcorp Subsidiary or (ii) assuming that the Tammcorp Shareholder Approval and the approval of the Bank Plan of Merger by the Bank shareholders are obtained, and further assuming the filings, notices, consents and approvals referred to in Section 3.6 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Tammcorp or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.5(b) of the Tammcorp Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of

Tammcorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Tammcorp or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
3.6    Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Illinois Department of Financial and Professional Regulation ("IDFPR") and the Director of the Missouri Division of Finance (the "Director"), if applicable, and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Tammcorp's shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Southern Missouri in connection with the transactions contemplated by this Agreement (the "Form S-4") and declaration of effectiveness of the Form S-4, (e) the filing of the Articles of Merger with the Director and the Secretary of State and the filing of the Bank Merger Certificates, (f) the filing of a Form D with the SEC and such other filings, if any, as may be required to be made with state securities authorities, as applicable, in connection with the Exchange Offer, and (g) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Southern Missouri Common Stock pursuant to this Agreement and the approval of the listing of such Southern Missouri Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self regulatory organization (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Tammcorp of this Agreement or (B) the consummation by Tammcorp of the Merger or the consummation by Capaha of the Bank Merger.  As of the date hereof, Tammcorp is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.7	Financial Reports; Absence of Certain Changes or Events.
(a)    Tammcorp has made available to Southern Missouri copies of the audited consolidated financial statements of Tammcorp as of and for the years ended December 31, 2014 and December 31, 2015 (the "Tammcorp Audited Financial Statements") and the unaudited consolidated financial statements of Tammcorp as and for the nine months ended September 30, 2016 (the "Tammcorp Unaudited Financial Statements" and together with the Tammcorp Audited Financial Statements, the "Tammcorp Financial Statements"). The Tammcorp Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly present, in all material respects, the consolidated financial position, results of operations, changes in stockholders' equity and cash flows of Tammcorp and its Subsidiaries at the dates and for the periods indicated, as applicable.
(b)    The financial statement audits of Tammcorp and its Subsidiaries have been conducted in accordance with generally accepted auditing standards.  The accounting books and records of Tammcorp and its Subsidiaries have been maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of Tammcorp and its Subsidiaries.
(c)    Since December 31, 2015, Tammcorp and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.
(d)    Since December 31, 2015, (i) Tammcorp and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Article III or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Tammcorp and its Subsidiaries.
(e)    Except as Previously Disclosed, none of Tammcorp or any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (including those arising from past or present facts, situations, circumstances, conditions or other bases for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Tammcorp or any of its Subsidiaries) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of Tammcorp or the notes thereto, except for (i) liabilities included in the Tammcorp Audited Financial Statements as of December 31, 2015 or the notes thereto, (ii) liabilities occurring in the ordinary course of business since December 31, 2015 and (iii) expenses and other liabilities relating to the transactions contemplated by this Agreement.
3.8    Litigation.  No litigation, claim or other proceeding before any court or Governmental Authority is pending against Tammcorp or any of its Subsidiaries, or against any officer, director or employee of Tammcorp or any of its Subsidiaries in such capacity, and, to Tammcorp's knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  There is no injunction, order, judgment or decree imposed upon Tammcorp or the assets or property of Tammcorp that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.
3.9	Regulatory Matters.
(a)    Neither Tammcorp nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board, the Federal Deposit Insurance Corporation and the IDFPR) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").
(b)    Neither Tammcorp nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or,

to Tammcorp's knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
(c)    Tammcorp is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.
(d)    Since December 31, 2013, Tammcorp and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations. Except as set forth in Section 3.9 of the Tammcorp Disclosure Schedule, in connection with the examinations of Capaha by any Regulatory Authority, Capaha was not required to correct or change any action, procedure or proceeding which Tammcorp believes has not been corrected or changed as required.
3.10	Compliance with Laws. Each of Tammcorp and its Subsidiaries:
(a)    is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance could not reasonably be expected to have a Material Adverse Effect on Tammcorp and its Subsidiaries;
(b)    has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration could not reasonably be expected to have a Material Adverse Effect on Tammcorp and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Tammcorp's knowledge, no suspension or cancellation of any of them is threatened;
(c)    has received no written notification from any Governmental Authority (i) asserting that Tammcorp or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Tammcorp's knowledge, do any grounds for any of the foregoing exist);
(d)     is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy; and
(e)    is in compliance with its articles of incorporation and bylaws or equivalent documents.
Capaha has a CRA rating of "satisfactory" or better.  To the knowledge of Tammcorp, there is no fact or circumstance or set of facts and circumstances that would cause Capaha's CRA rating to fall below "satisfactory."
3.11    Material Contracts; Defaults.  Except for this Agreement or as set forth in Section 3.11 of the Tammcorp Disclosure Schedule, neither Tammcorp nor any of its Subsidiaries is a party to, bound or affected by, or obligated to pay benefits under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB advances and federal funds purchased) or the guarantee of any obligation by it; (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee of Tammcorp or any of its Subsidiaries; (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) will or may become due to any present or former director, advisory director, officer or employee of Tammcorp or any of its Subsidiaries as a result of Tammcorp or Capaha entering into this Agreement, the approval of this Agreement by Tammcorp's stockholders or the consummation of any of the transactions contemplated hereby (assuming for purposes hereof that such Person's employment is involuntarily terminated without cause in connection with the transactions contemplated hereby); (d) any agreement, arrangement or understanding (other than as provided in the articles of incorporation or bylaws or equivalent document of Tammcorp or any of its Subsidiaries) pursuant to which Tammcorp or any of its Subsidiaries is obligated to indemnify any present or former director, advisory director, officer, employee or agent of Tammcorp or any of its Subsidiaries; (e) any agreement, arrangement or understanding to which Tammcorp  or any of its Subsidiaries is a party or by which it is bound which limits in any way the conduct of business by Tammcorp or any of its Subsidiaries (including without limitation a non-compete or similar provision); (f) any agreement pursuant to which loans (or participations) have been sold by Tammcorp or any of its Subsidiaries, which imposes any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon Tammcorp or any of its Subsidiaries; (g) any subservicing agreement; (h) to the extent not included within any of clauses (a) through (g) above, any "material contract" within the meaning of Item 601(b) of the SEC's Regulation S-K; or (i) any other material agreement, commitment or understanding imposing a monetary or forbearance obligation on Tammcorp or any of its Subsidiaries (collectively, all such agreements, arrangements, commitments and understandings referenced in this Section 3.11, the "Tammcorp Contracts"). For purposes of subsection (i), a material agreement, commitment or understanding shall not include any deposit account liability, brokerage account, any arrangement which is terminable by Tammcorp or any of its Subsidiaries on 30 days or less advance written notice without penalty or premium or any monetary obligation of Tammcorp or any of its Subsidiaries which involves the payment of less than $20,000 per year. Neither Tammcorp nor any of its Subsidiaries is in default under any Tammcorp Contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
3.12    Brokers Fees.  No action has been taken by Tammcorp or Capaha that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding the fee to be paid to Sheshunoff & Co. as set forth in Section 3.12 of the Tammcorp Disclosure Schedule.
3.13    Employee Benefit Plans.
(a)    Tammcorp has set forth in Section 3.13(a)(i) of the Tammcorp Disclosure Schedule a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the "Tammcorp Employees"), current or former consultant (the "Tammcorp Consultants") or current or former director (the "Tammcorp Directors") of Tammcorp or any of its Subsidiaries participates or to which any such Tammcorp Employees, Tammcorp Consultants or Tammcorp Directors are a party (the "Tammcorp Compensation and Benefit Plans").  Except as required by the terms of this Agreement or as set forth in Section 3.13(a)(ii) of the Tammcorp Disclosure Schedule, neither Tammcorp nor any of its Subsidiaries has any commitment to create any additional Tammcorp Compensation and Benefit Plan or to modify or change any existing Tammcorp Compensation and Benefit Plan.
(b)    Each Tammcorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code and any other applicable law have been timely made. Each Tammcorp Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Tammcorp Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Tammcorp Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Tammcorp Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Tammcorp is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no pending or, to the knowledge of Tammcorp, threatened legal action, suit or claim relating to the Tammcorp Compensation and Benefit Plans other than routine claims for benefits.  Neither Tammcorp nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Tammcorp Compensation and Benefit Plan that would reasonably be expected to subject Tammcorp or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
(c)    No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Tammcorp or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a "Tammcorp ERISA Affiliate") which is considered one employer with Tammcorp under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a "Tammcorp ERISA Affiliate Plan").  None of Tammcorp, any of its Subsidiaries or any Tammcorp ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2012.  No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Tammcorp Compensation and Benefit Plan or by any Tammcorp ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Tammcorp Pension Plan or Tammcorp ERISA Affiliate Plan and, to Tammcorp's knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of Tammcorp, there is no pending investigation or enforcement action by the PBGC, the DOL or the IRS or any other governmental agency with respect to any Tammcorp Compensation and Benefit Plan.  Under each Tammcorp Pension Plan and Tammcorp

ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Tammcorp Pension Plan or Tammcorp ERISA Affiliate Plan), did not exceed the then current value of the assets of such Tammcorp Pension Plan or Tammcorp ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Tammcorp Pension Plan or Tammcorp ERISA Affiliate Plan nor any amendment or other change to such Tammcorp Pension Plan or Tammcorp ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.
(d)    All contributions required to be made under the terms of any Tammcorp Compensation and Benefit Plan or Tammcorp ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Tammcorp or any of its Subsidiaries is a party have been timely made or have been reflected on Tammcorp's Financial Statements.  Neither any Tammcorp Pension Plan nor any Tammcorp ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Tammcorp Pension Plan or Tammcorp ERISA Affiliate Plan have been made on or before their due dates.  None of Tammcorp, any of its Subsidiaries or any Tammcorp ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Tammcorp Pension Plan or to any Tammcorp ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
(e)    Neither Tammcorp nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Tammcorp Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Tammcorp Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Tammcorp Employees by Tammcorp or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Tammcorp Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(f)    Tammcorp and its Subsidiaries do not maintain any Tammcorp Compensation and Benefit Plans covering foreign Tammcorp Employees.
(g)    With respect to each Tammcorp Compensation and Benefit Plan, if applicable, Tammcorp has provided or made available to Southern Missouri, true and complete copies of existing: (i) Tammcorp Compensation and Benefit Plan documents and amendments thereto; (ii) trust instruments and insurance contracts; (iii) two most recent Forms 5500 filed with the IRS; (iv) most recent actuarial report and financial statement; (v) the most recent summary plan description; (vi) most recent determination or opinion letter issued by the IRS; (vii) any Form 5310 or Form 5330 filed with the IRS; and (viii) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
(h)    Except as set forth in Section 3.13(h) of the Tammcorp Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) to (i) entitle any Employee, Consultant or Tammcorp Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Tammcorp Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Tammcorp Compensation and Benefit Plan.
(i)    Neither Tammcorp nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
(j)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Southern Missouri nor Tammcorp, nor any of their respective Subsidiaries will be obligated to make a payment to an Employee of Tammcorp or any of its Subsidiaries that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
(k)    As of the Effective Date, except as Previously Disclosed, there are no supplemental employment retirement plans (SERPs) between Tammcorp, any of its Subsidiaries and any of their employees.
(l)    Neither Tammcorp nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Tammcorp Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Tammcorp or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Tammcorp or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Tammcorp nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Tammcorp or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Tammcorp Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.
3.14    Labor Matters.  Neither Tammcorp nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Tammcorp or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Tammcorp or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Tammcorp's knowledge, threatened, nor is Tammcorp aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
3.15    Tammcorp Information. The information relating to Tammcorp and its Subsidiaries which is provided by Tammcorp or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
3.16    Takeover Laws.  Tammcorp has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state applicable to Tammcorp (collectively, "Takeover Laws").
3.17    Environmental Matters.  To Tammcorp's knowledge, neither the conduct nor operation of Tammcorp or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Tammcorp's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  Neither Tammcorp nor any of its Subsidiaries has received any written notice from any person or entity that Tammcorp or its Subsidiaries or the operation or condition of any property previously owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.
3.18    Tax Matters.  (a) All Tax Returns that are required to be filed by or with respect to Tammcorp and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired,  (d) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Tammcorp or its Subsidiaries.  Tammcorp has made available to Southern Missouri true and correct copies of the United States Federal Income Tax Returns filed by Tammcorp and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2015.  Neither Tammcorp nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2015, in excess of the amounts accrued with respect thereto that are reflected in the Tammcorp Audited Financial Statements as of December 31, 2015.  As of the date hereof, neither Tammcorp nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Tammcorp and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Section

1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper tax authority all amounts required to be so withheld and paid over under applicable laws.
As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.19    Risk Management Instruments.  Neither Tammcorp nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Tammcorp's own account, or for the account of one or more of Tammcorp's Subsidiaries or their customers.
3.20    Books and Records.  The books and records of Tammcorp and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein and all meetings, consents or other actions of the boards of directors and stockholders of Tammcorp and its Subsidiaries.
3.21    Insurance.  Section 3.21 of Tammcorp's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Tammcorp or its Subsidiaries.  Tammcorp and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Tammcorp reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Tammcorp and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.  Except as set forth in Section 3.21 of the Tammcorp Disclosure Schedule, neither Tammcorp nor any of its Subsidiaries has, during the past three years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied.
3.22    No Registration Obligation.   Neither Tammcorp nor any of its Subsidiaries has any obligation, contingent or otherwise, to register any of its securities under the Securities Act, the Exchange Act or any other federal or state securities laws or regulations.
3.23    Accounting and Internal Controls.
(a)    The records, systems, controls, data and information of Tammcorp and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Tammcorp or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Tammcorp.

(b)    Since December 31, 2013, neither Tammcorp nor any of its Subsidiaries or, to the knowledge of Tammcorp, any director, officer, employee, auditor, accountant or representative of Tammcorp or any of its Subsidiaries, has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Tammcorp or any of its Subsidiaries or their internal accounting controls, including any complaint, allegation, assertion or claim that Tammcorp or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
3.24    Properties.  All material real and personal property owned by Tammcorp or any of its Subsidiaries or presently used in its business are reasonably sufficient to carry its business in the ordinary course of business consistent with past practices. Tammcorp and its Subsidiaries have good and marketable title free and clear of all Liens to all of their owned properties and assets, real and personal, except (a) Liens for current taxes and assessments not yet due or payable, (b) pledges to secure deposits, (c) clearing deposits, (d) such imperfections of title, easements and non-monetary encumbrances affecting real property, if any, as set forth in Section 3.24(d) of the Tammcorp Disclosure Schedule, or which do not adversely affect the value or use of such real property, and (e) monetary Liens, if any, reflected in the Tammcorp Financial Statements. Except as set forth in Section 3.24(e) of the Tammcorp Disclosure Schedule, all real and personal property which is material to the business of Tammcorp or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles) and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated by this Agreement.  All improved real property owned or leased by Tammcorp or any of its Subsidiaries is in compliance, with all applicable laws, including zoning laws and the Americans with Disabilities Act, except for any non-compliance which would not have a Material Adverse Effect on Tammcorp and its Subsidiaries.
3.25    Allowance for Loan Losses.  The allowance for loan losses reflected on Tammcorp's consolidated balance sheet included in the Tammcorp Audited Financial Statements is, and will be in the case of subsequent consolidated financial statements of Tammcorp, adequate as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected in the Tammcorp Audited Financial Statements is, and will be in the case of subsequent consolidated financial statements of Tammcorp, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.
3.26	Material Interests of Certain Persons.
(a)    No officer, director or employee of Tammcorp or any of its Subsidiaries or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Tammcorp or any of its Subsidiaries.
(b)    Except as set forth in Section 3.26(b) of the Tammcorp Disclosure Schedule, there are no Insider Loans. All outstanding Insider Loans were made by Capaha in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by the board of directors of Capaha in accordance with applicable laws and regulations.
3.27    Indemnification.  To the knowledge of Tammcorp, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Tammcorp or any of its Subsidiaries has occurred which could give rise to a claim or a potential claim by any such Person for indemnification from Tammcorp or any of its Subsidiaries.
3.28    Loan Portfolio.
(a)    As of the date hereof, except as set forth in Section 3.28(a) of the Tammcorp Disclosure Schedule, neither Tammcorp nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which Tammcorp or any Subsidiary of Tammcorp is a creditor which, as of September 30, 2016, was over ninety days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of Tammcorp or any of its Subsidiaries, or holder of 5% or more of the outstanding Tammcorp Common Stock or Series A Preferred Stock, or to the knowledge of Tammcorp, any affiliate of any of the foregoing.  Set forth in Section 3.28(a) of the Tammcorp Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Tammcorp and its Subsidiaries that, as of November 30, 2016, were classified by Tammcorp as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Tammcorp or any of its Subsidiaries that, as of November 30, 2016, was classified as "Other Real Estate Owned" and the book value thereof.
(b)    To Tammcorp's knowledge, each Loan of Tammcorp and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Tammcorp and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Tammcorp makes no representation regarding the collectability of any such Loan.
(c)    Each outstanding Loan originated, administered and/or serviced by Tammcorp or any of its Subsidiaries was originated, administered and/or serviced, by Tammcorp or a Tammcorp Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Tammcorp and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable federal, state and local laws, regulations and rules.
(d)    With respect to Loans serviced by Tammcorp or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 3.28(d) of the Tammcorp Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the fair value of the mortgage servicing rights associated with such Loans in the Tammcorp Financial Statements is reflected net of an adequate reserve for future loss exposure of Tammcorp and its Subsidiaries relating to such Loans.
(e)    None of the agreements pursuant to which Tammcorp or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.
(f)    There are no outstanding Loans made by Tammcorp or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Tammcorp or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(g)    Neither Tammcorp nor any of its Subsidiaries is now nor has it been since January 1, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
3.29    Securities Portfolio.  All securities held by Tammcorp or any of its Subsidiaries, as reflected in the consolidated balance sheets of Tammcorp included in the Tammcorp Financial Statements, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as set forth in Section 3.29 of the Tammcorp Disclosure Schedule and except for pledges to secure public and trust deposits, advances from the Federal Home Loan Bank of Chicago and borrowings from the Federal Reserve Bank of St. Louis, none of the securities reflected in the Tammcorp Financial Statements as of September 30, 2016 and none of the securities since acquired by Tammcorp or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Tammcorp or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.
3.30    Intellectual Property.  Tammcorp and its Subsidiaries own, lease or license all Intellectual Property which are material to the conduct of the business of Tammcorp and\or any of its subsidiaries (collectively, "Intellectual Property") free and clear of all Liens, except any restrictions set forth in any licensed Intellectual Property none of which restrictions materially affect the business of Tammcorp or any of its Subsidiaries.  Tammcorp has set forth in Section 3.30 of the Tammcorp Disclosure Schedule a complete list of all Intellectual Property of Tammcorp and its Subsidiaries (other than commercially available "shrink wrap" or "click wrap" licenses). No claims, suits, actions or proceedings are pending, and, to the knowledge of Tammcorp, no Person has threatened to commence any suit, action or proceeding, alleging that Tammcorp or any of its Subsidiaries is infringing on the rights of any Person with regard to any Intellectual Property. To the knowledge of Tammcorp, none of the Intellectual Property of Tammcorp and its Subsidiaries infringes on the rights of any other Person, and to the knowledge of Tammcorp, no Person is infringing on the rights of Tammcorp or any of its Subsidiaries with respect to any Intellectual Property of Tammcorp or any of its Subsidiaries. Except as set forth in Section 3.30 of the Tammcorp Disclosure Schedule, neither Tammcorp nor any of its Subsidiaries is a licensor or licensee of, or otherwise has any contractual arrangement with a third party with respect to, any Intellectual Property. The Intellectual Property of

Tammcorp and its Subsidiaries will not be limited or otherwise adversely affected in any material respect by virtue of the consummation of any of the transactions contemplated by this Agreement.
3.31    Tammcorp Offering Circular Information.  The information supplied by Tammcorp and Capaha for inclusion in the offering circular (the "Offering Circular") to be sent to the holders of Capaha common stock in connection with the Exchange Offer and the Merger shall not, on the date the Offering Circular is first mailed to holders of Capaha common stock and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.  Notwithstanding the foregoing, neither Tammcorp nor Capaha makes any representation, warranty or covenant with respect to any information supplied by Southern Missouri or its affiliates that is contained in the Offering Circular.
3.32    Reorganization.  Neither Tammcorp nor Capaha has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.
3.33    Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Board of Directors of Tammcorp has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sheshunoff & Co. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Tammcorp Common Stock and Tammcorp Class A Preferred Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.
3.34    Fiduciary Business.  Each of Tammcorp and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

3.35    Indemnification.  To the knowledge of Tammcorp, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Tammcorp or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Tammcorp or any of its Subsidiaries.

3.36    Representations Not Misleading.  No representation or warranty by Tammcorp in this Agreement, or in any document furnished to Southern Missouri or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF SOUTHERN MISSOURI
 Except (i) as disclosed in the disclosure schedule delivered by Southern Missouri to Tammcorp concurrently herewith (the "Southern Missouri Disclosure Schedule") or as previously provided to Tammcorp ("Previously Disclosed"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Southern Missouri Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Southern Missouri that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in Southern Missouri's SEC Documents (as defined in Section 4.7) filed with the SEC by Southern Missouri prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Southern Missouri hereby represents and warrants to Tammcorp as follows:

4.1    Organization and Standing.  Southern Missouri is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.  Southern Missouri is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Southern Missouri.  Southern Missouri is a registered bank holding company with the Federal Reserve Board.
4.2	Capitalization.
(a)    As of the date hereof, the authorized capital stock of Southern Missouri consists of (i) 12,000,000 shares of Southern Missouri Common Stock, of which as of the date hereof, 7,450,666 shares were outstanding, and (ii) 500,000 shares of preferred stock, par value $.01 per share, of which none were outstanding as of the date hereof.  As of the date hereof, except as set forth in Section 4.2(a) of Southern Missouri's Disclosure Schedule, Southern Missouri does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Southern Missouri Common Stock or any other equity securities of Southern Missouri or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Southern Missouri Common Stock or other equity securities of Southern Missouri or any of its Subsidiaries.  As of the date hereof, Southern Missouri had 44,000 shares of Southern Missouri Common Stock which are issuable and reserved for issuance upon exercise of Southern Missouri stock options.  The outstanding shares of Southern Missouri Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).
(b)    The shares of Southern Missouri Common Stock to be issued in exchange for shares of Tammcorp Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ.

4.3    Subsidiaries.  Each of Southern Missouri's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Southern Missouri, and, other than as set forth in Schedule 4.3 of the Southern Missouri Disclosure Schedule, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.  Southern Missouri has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each Subsidiary.
4.4    Corporate Power.  Each of Southern Missouri and its Subsidiaries has the power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Southern Missouri has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
4.5    Corporate Authority.  The execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Southern Missouri and the Southern Missouri Board.  Assuming due authorization, execution and delivery by Tammcorp and Capaha, this Agreement is a valid and legally binding obligation of Southern Missouri, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).
4.6    Consents and Approvals; No Defaults.
(a)    Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Southern Missouri of this Agreement or (ii) the consummation by Southern Missouri of the Merger and the consummation by Southern Bank of the Bank Merger.  As of the date hereof, Southern Missouri is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
(b)    Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Southern Missouri or of any of its Subsidiaries or to which Southern Missouri or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Southern Missouri or any of its Subsidiaries, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, except with respect to clauses (i) and (iii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect.

4.7    Financial Reports and SEC Documents; Absence of Certain Changes or Events.
(a)    Southern Missouri's Annual Report on Form 10-K for each of the fiscal years ended June 30, 2014, 2015 and 2016 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to June 30, 2016 and prior to the Effective Time, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively "Southern Missouri's SEC Documents"), as of the date filed, (i) as to form, complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Southern Missouri contained in or incorporated by reference into any of Southern Missouri's SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the financial position of Southern Missouri and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements of Southern Missouri in any of Southern Missouri's SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present, in all material respects, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of Southern Missouri and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.
(b)    BKD, LLP, which has expressed its opinion with respect to the audited financial statements of Southern Missouri and its Subsidiaries (including the related notes) included in the Southern Missouri SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).
(c)    Except as set forth in Schedule 4.7(c) of the Southern Missouri Disclosure Schedule, Southern Missouri has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since June 30, 2013, including reports deemed timely filed pursuant to Rule 12b-25 under the Exchange Act.
(d)    The records, systems, controls, data and information of Southern Missouri and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Southern Missouri or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Southern Missouri.
Since June 30, 2013, neither Southern Missouri nor any of its Subsidiaries or, to the knowledge of Southern Missouri, any director, officer, employee, auditor, accountant or representative of Southern Missouri or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Southern Missouri or any of its Subsidiaries or their internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), including any complaint, allegation, assertion or claim that Southern Missouri or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Southern Missouri (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Southern Missouri, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Southern Missouri by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Southern Missouri's outside auditors and the audit committee of the Southern Missouri Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Southern Missouri's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Southern Missouri's internal control over financial reporting.  Any such disclosures were made in writing by management to Southern Missouri's auditors and audit committee and a copy has previously been made available to Tammcorp.  As used in this Section 4.7(d), the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(e)    Since June 30, 2016, Southern Missouri and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.
(f)    Since June 30, 2016, (i) Southern Missouri and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Southern Missouri.
4.8    Litigation.  No litigation, claim or other proceeding before any Governmental Entity is pending against Southern Missouri or any of its Subsidiaries or against any officer, director or employee of Southern Missouri or any of its Subsidiaries in such capacity, and, to Southern Missouri's knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  There is no injunction, order, judgment or decree imposed upon Southern Missouri or the assets or property of Southern Missouri that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.
4.9    Regulatory Matters.  Neither Southern Missouri nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.  Neither Southern Missouri nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to Southern Missouri's knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.  Since December 31,

2013, Southern Missouri and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations.  Except as Previously Disclosed, in connection with the examinations of Southern Bank by any Regulatory Authority, Southern Bank was not required to correct or change any action, procedure or proceeding which Southern Missouri believes has not been corrected or changed or is not being corrected or changed in a timely manner as required.  Southern Bank has a CRA rating of "satisfactory" or better.  To the knowledge of Southern Missouri, there is no fact or circumstance or set of facts and circumstances that would cause Southern Bank's CRA rating to fall below "satisfactory."
4.10	Compliance with Laws.
Each of Southern Missouri and its Subsidiaries:
(a)    is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance could not reasonably be expected to have a Material Adverse Effect on Southern Missouri;
(b)    has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration could not reasonably be expected to have a Material Adverse Effect on Southern Missouri and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Southern Missouri's knowledge, no suspension or cancellation of any of them is threatened;
(c)    has received no written notification from any Governmental Authority (A) asserting that Southern Missouri or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Southern Missouri's knowledge, do any grounds for any of the foregoing exist); and
(d)    is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.
4.11    Employee Benefit Plans.
(a)    Southern Missouri has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the "Southern Missouri Employees"), current or former consultant (the "Southern Missouri Consultants") or current or former director (the "Southern Missouri Directors") of Southern Missouri or any of its Subsidiaries participates or to which any Southern Missouri Employees, Southern Missouri

Consultants or Southern Missouri Directors are a party (the "Southern Missouri Compensation and Benefit Plans").
(b)    Each Southern Missouri Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act and any other applicable law have been timely made.  Each Southern Missouri Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Southern Missouri Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Southern Missouri Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Southern Missouri Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Southern Missouri is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter.  There is no pending or, to the knowledge of Southern Missouri, threatened legal action, suit or claim relating to the Southern Missouri Compensation and Benefit Plans other than routine claims for benefits.  Neither Southern Missouri nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Southern Missouri Compensation and Benefit Plan that would reasonably be expected to subject Southern Missouri or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
(c)    No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Southern Missouri or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a "Southern Missouri ERISA Affiliate") which is considered one employer with Southern Missouri under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a "Southern Missouri ERISA Affiliate Plan").  None of Southern Missouri, any of its Subsidiaries or any Southern Missouri ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2012.  No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Southern Missouri Compensation and Benefit Plan or by any Southern Missouri ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Southern Missouri Pension Plan or Southern Missouri ERISA Affiliate Plan and, to Southern Missouri's knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of Southern Missouri, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Southern Missouri Compensation and Benefit Plan.  Under each Southern Missouri Pension Plan and Southern Missouri ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Southern Missouri Pension Plan or Southern Missouri ERISA Affiliate Plan), did not exceed the then current value of the assets of such Southern Missouri Pension Plan or Southern Missouri ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Southern Missouri Pension Plan or Southern Missouri ERISA Affiliate Plan nor any amendment or other change to such Southern Missouri Pension Plan or Southern Missouri ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.
(d)    All contributions required to be made under the terms of any Southern Missouri Compensation and Benefit Plan or Southern Missouri ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Southern Missouri or any of its Subsidiaries is a party have been timely made or have been reflected on Southern Missouri's financial statements.  Neither any Southern Missouri Pension Plan nor any Southern Missouri ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Southern Missouri Pension Plan or Southern Missouri ERISA Affiliate Plan have been made on or before their due dates.  None of Southern Missouri, any of its Subsidiaries or any Southern Missouri ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Southern Missouri Pension Plan or to any Southern Missouri ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
(e)    Neither Southern Missouri nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Southern Missouri Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Southern Missouri Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by Southern Missouri or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(f)    Southern Missouri and its Subsidiaries do not maintain any Southern Missouri Compensation and Benefit Plans covering foreign Employees.
(g)    The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (A) entitle any Southern Missouri Employee, Southern Missouri Consultant or Southern Missouri Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Southern Missouri Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Southern Missouri Compensation and Benefit Plan.
(h)    Neither Southern Missouri nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
(i)    Neither Southern Missouri nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Southern

Missouri Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Southern Missouri or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Southern Missouri or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.
4.12    Labor Matters.  Neither Southern Missouri nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Southern Missouri or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Southern Missouri or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Southern Missouri's knowledge, threatened, nor is Southern Missouri aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
4.13    Takeover Laws.  Southern Missouri has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Southern Missouri.
4.14    Environmental Matters.  To Southern Missouri's knowledge, neither the conduct nor operation of Southern Missouri or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Southern Missouri's knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  Neither Southern Missouri nor any of its Subsidiaries has received any written notice from any person or entity that Southern Missouri or its Subsidiaries or the operation or condition of any property previously owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.
4.15    Tax Matters.  (a) All Tax Returns that are required to be filed by or with respect to Southern Missouri and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (d) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of

Southern Missouri or its Subsidiaries.  Southern Missouri has made available to Tammcorp a true and correct copy of the United States Federal Income Tax Returns filed by Southern Missouri and its Subsidiaries for the fiscal year ended on June 30, 2015. Neither Southern Missouri nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before June 30, 2016, in excess of the amounts accrued with respect thereto that are reflected in the financial statements of Southern Missouri as of June 30, 2016.  As of the date hereof, neither Southern Missouri nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
4.16    Risk Management Instruments.  Neither Southern Missouri nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Southern Missouri's own account, or for the account of one or more of Southern Missouri's Subsidiaries or their customers.
4.17    Books and Records.  The books and records of Southern Missouri and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.
4.18    Insurance.  Southern Missouri Previously Disclosed all of the insurance policies, binders, or bonds maintained by Southern Missouri or its Subsidiaries.  Southern Missouri and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Southern Missouri reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Southern Missouri and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
4.19    Funds Available.  Southern Missouri will have available to it at the Effective Time, sources of capital and authorized shares of Southern Missouri Common Stock sufficient to pay the Merger Consideration.
4.20    Allowance for Loan Losses.  The allowance for loan losses reflected on Southern Missouri's consolidated balance sheet as of June 30, 2016 included in Southern Missouri's SEC Documents is, and will be in the case of subsequent consolidated financial statements of Southern Missouri, adequate as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected on Southern Missouri's consolidated balance sheet as of June 30, 2016 included in Southern Missouri's SEC Documents is, and will be in the case of subsequent consolidated financial statements of Southern Missouri, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.
4.21	Loan Portfolio.
(a)    As of the date hereof, except as set forth in Section 4.21(a) of the Southern Missouri Disclosure Schedule, neither Southern Missouri nor any of its Subsidiaries is a party to (i) any Loan in which Southern Missouri or any Subsidiary of Southern Missouri is a creditor with an outstanding balance of $500,000 or more and under the terms of which the obligor was as of September 30, 2016 over ninety days or more delinquent in payment of principal or interest or (ii) Loans with an aggregate outstanding balance of $500,000 or more with any director, executive officer or 5% or greater shareholder of Southern Missouri or any of its Subsidiaries, or to the knowledge of Southern Missouri, any affiliate of any of the foregoing.  Set forth in Section 4.21(a) of the Southern Missouri Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Southern Missouri and its Subsidiaries that, as of November 30, 2016, were classified by Southern Missouri as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Southern Missouri or any of its Subsidiaries that, as of November 30, 2016, was classified as "Other Real Estate Owned" and the book value thereof.
(b)    To Southern Missouri's knowledge, each Loan of Southern Missouri and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Southern Missouri and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Southern Missouri makes no representation regarding the collectibility of any such Loan.
(c)    Except as would not reasonably be expected to result in a material loss to Southern Missouri on a consolidated basis, the outstanding Loans originated, administered and/or serviced by Southern Missouri or any of its Subsidiaries were originated, administered and/or serviced, by Southern Missouri or a Southern Missouri Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Southern Missouri and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable federal, state and local laws, regulations and rules.
(d)    With respect to Loans serviced by Southern Missouri or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 4.21(d) of the Southern Missouri Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the Southern Missouri Financial Statements reflect the fair value of the mortgage servicing rights associated with such loans and any required reserve for loss exposure.
(e)    There are no outstanding Loans made by Southern Missouri or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Southern Missouri or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)    Neither Southern Missouri nor any of its Subsidiaries is now nor has it been since January 1, 2013 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.22    Securities Portfolio.  All securities held by Southern Missouri or any of its Subsidiaries, as reflected on Southern Missouri's consolidated balance sheet as of June 30, 2016 included in Southern Missouri's SEC Documents, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as Previously Disclosed and except for pledges to secure public and trust deposits, advances from the Federal Home Loan Bank of Des Moines and borrowings from the Federal Reserve Bank of St. Louis, none of the securities reflected on Southern Missouri's consolidated balance sheet as of June 30, 2016 included in Southern Missouri's SEC Documents and none of the securities since acquired by Southern Missouri or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Southern Missouri or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.
4.23    Southern Missouri Offering Circular Information.  The information supplied by Southern Missouri for inclusion in the Offering Circular to be sent to the holders of Capaha common stock in connection with the Exchange Offer and the Merger shall not, on the date the Offering Circular is first mailed to holders of Capaha common stock and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.  Notwithstanding the foregoing, Southern Missouri makes no representation, warranty or covenant with respect to any information supplied by Tammcorp or Capaha or their respective affiliates that is contained in the Offering Circular.
4.24    Reorganization.  Neither Southern Missouri nor the Southern Bank has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.
4.25    Southern Missouri Information.  The information relating to Southern Missouri and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Southern Missouri and its Subsidiaries that is provided by Southern Missouri or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Form S-4 (except for such portions thereof that relate only to Tammcorp or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.26    Fiduciary Business.  Each of Southern Missouri and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.
4.27    Insurance.  Southern Missouri and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Southern Missouri reasonably has determined to be prudent and consistent with industry practice, and Southern Missouri and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Southern Missouri and its Subsidiaries, Southern Missouri or the relevant Subsidiary thereof is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.28    Ownership of Tammcorp Capital Stock.  Neither Southern Missouri nor any of its Subsidiaries owns any Tammcorp capital stock, other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.

4.29    Representations Not Misleading.  No representation or warranty by Southern Missouri in this Agreement, or in any document furnished to Tammcorp or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1    Forbearances of Tammcorp.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Southern Missouri (which consent shall not be unreasonably withheld, delayed or conditioned), Tammcorp will not, and will cause each of its Subsidiaries not to:

(a)    Ordinary Course.  Conduct the business of Tammcorp and its Subsidiaries other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates or take any action reasonably likely to impair Tammcorp's ability to perform any of its obligations under this Agreement; provided, however, that Southern Missouri agrees and consents that the personal items listed on Section 5.1(a) of Tammcorp's Disclosure Schedule are to be retained by Mr. Abercrombie, and may be removed from Bank premises or otherwise addressed in the manner described therein; it is further acknowledged that none of these items appear on the Bank's books as assets.

(b)    Capital Stock.  (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Tammcorp Common Stock or any Rights, enter into any agreement with respect to the foregoing, or (ii) permit any additional shares of Tammcorp Common Stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights other than, with respect to (i) and (ii) above, shares of Tammcorp Common Stock to be issued in the Exchange Offer or upon the conversion of any shares of Tammcorp Class A Preferred Stock into shares of Tammcorp Common Stock in accordance with the applicable provisions of the Tammcorp Articles.

(c)    Dividends, Etc.  (i) Except as set forth in Section 5.1(c) of Tammcorp's Disclosure Schedule, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Tammcorp Common Stock or Tammcorp Class A

Preferred Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights.

(d)    Compensation; Employment Agreements; Etc.  (i) Enter into or amend,  renew or terminate any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of, or independent contractor with respect to, Tammcorp or its Subsidiaries, or (ii) grant any salary or wage increase or increase any employee benefit, except (A) Capaha may award normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (B) Tammcorp and Capaha may make individual cash bonus awards in the ordinary course of business consistent with past practice, and (C) Capaha will establish and accrue for prior to the Effective Time, a retention bonus pool not to exceed $500,000 in the aggregate that will be dedicated to certain employees of Capaha designated by officers of Capaha and agreed to by Southern Missouri (which agreement shall not be unreasonably withheld) for purposes of retaining such employees prior to and after the Effective Time; provided that, with respect to senior officers (Vice President or above) of Capaha, any increase in compensation contemplated by Section 5.1(d)(ii)(A) and any individual cash bonus award contemplated by Section 5.1(d)(ii)(B) will not exceed the amounts set forth in Section 5.1(d)(ii) of Tammcorp's Disclosure Schedule.

(e)    Benefit Plans.  Enter into, establish, adopt,  amend or terminate (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Tammcorp or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f)    Dispositions.  Sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or Intellectual Properties except in the ordinary course of business consistent with past practice and in a transaction that is not material to Tammcorp and its Subsidiaries taken as a whole.

(g)    Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h)    Governing Documents.  Amend the Tammcorp Articles, Tammcorp Bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of Tammcorp's Subsidiaries.

(i)    Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(j)    Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify any of its existing material contracts in a manner that is material to Tammcorp and its Subsidiaries taken as a whole.

(k)    Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Tammcorp and its Subsidiaries, taken as a whole.

(l)    Adverse Actions.  (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m)    Risk Management.  Except as required by applicable law or regulation, or by formal or informal agreements entered into with banking regulators, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n)    Indebtedness.  Except as set forth in Section 5.1(n) of Tammcorp's Disclosure Schedule, incur any indebtedness for borrowed money other than advances, repurchase agreements and other borrowings from the Federal Home Loan Bank of Chicago and Federal Reserve Bank of St. Louis in the ordinary course of business with a term not in excess of one year; or incur, assume or become subject to, whether directly or indirectly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.1(u).

(o)    Leases or Licenses.  Enter into, modify, amend or renew any lease or license relating to real or personal property or Intellectual Property other than in the ordinary course of business consistent with past practice and involving an aggregate amount not in excess of $25,000; or permit to lapse its rights in any Intellectual Property.

(p)    Loans, Loan Participations and Servicing Rights.  Except as set forth in Schedule 5.1(p), sell or acquire, whether or not in the ordinary course of business, any loans (excluding residential mortgage loans originated for resale in the ordinary course of business), any loan participations or servicing rights; provided, however, that this restriction shall not be applicable to the sale by Tammcorp or any of its Subsidiaries of any participation that has been offered to Southern Missouri upon Tammcorp's standard terms for such participations, and if Southern Missouri has declined to purchase such participation upon those terms.

(q)    Foreclose.  Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that Capaha shall not be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws.

(r)    Deposit Taking and Other Bank Activities.  In the case of Capaha (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(s)    Investments.  Enter into any securities transactions for its own account (but maturity of an investment security is not a securities transaction) or purchase or otherwise acquire any investment security for its own account for any amount in excess of $500,000 individually or $2,000,000 in the aggregate, and in no event shall any such investment be in anything other than non-callable investment securities with a "AA" rating or better with a projected average life of less than one year in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk; provided, however, that, notwithstanding any other provision of this Agreement, Capaha may acquire investment securities for its own account in the event that (i) Capaha has delivered to Southern Missouri (to the following designated representatives of Southern Missouri: Greg Steffens, President of Southern Bank and Matt Funke, Chief Financial Officer of Southern Bank), a notice of Capaha's intention to purchase such investment security and such additional information as Southern Missouri may reasonably require (subject to legal privacy restrictions) and (ii) Southern Missouri shall not have delivered to Capaha (to the following designated representative of Capaha:  John R. Abercrombie, President and Chief Executive Officer of Capaha), a written objection to the purchase of such investment security within two business days following Capaha's notice of intention with respect thereto.

(t)    Capital Expenditures.  Purchase or lease fixed assets where the amount paid or committed thereof is in excess of $20,000 individually or $50,000 in the aggregate, except for amounts Previously Disclosed or for emergency repairs or replacements.

(u)    Lending.  (i) Make any changes in its policies concerning loan underwriting, or which Persons may approve loans, or fail to comply with such policies as Previously Disclosed; (ii) release collateral or the personal liability of any borrower or guarantor under any loan or line of credit; or (iii) make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit, in excess of $500,000 with respect to a loan or line of credit secured by a first lien on real property or in excess of $250,000 for any other type of loan or line of credit; provided, however, that, notwithstanding any other provision of this Agreement, Capaha may make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit in the event that (A) Capaha has delivered to Southern Missouri (to the attention of the following designated representatives of Southern Missouri: Greg Steffens, President of Southern Bank, William Hribovsek, Chief Lending Officer of Southern Bank and Lora Daves, Chief Credit Officer of Southern Bank, a notice of Capaha's intention to make such loan, letter of credit, advance or restructuring and such additional information as Southern Missouri may reasonably require (subject to legal privacy restrictions) and (B) Southern Missouri shall not have delivered to Capaha (to the following designated representative of Capaha:  John R. Abercrombie, President and Chief Executive Officer of Capaha), a written objection to such loan, letter of credit, advance or restructuring by giving notice of such objection within two business days following Capaha's notice of intention with respect thereto.

(v)    Joint Ventures and Real Estate Development Operations.  Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership, or engage in any real estate development or construction activity (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice).

(w)    Liens.  Subject any of its assets or properties to any Lien (other than the pledge of assets to secure public deposits and in connection with securing advances, repurchase agreements and other borrowings in the ordinary course of business).

(x)    Charitable Contributions.  Make any charitable or similar contributions except in amounts not to exceed $1,000 individually, and $5,000 in the aggregate.

(y)    Certain Changes.  Except as required by GAAP, regulatory accounting principles or by a Regulatory Authority, make a change in policy with respect to loan loss reserves and charge offs, asset/liability management or any other material matter.

(z)    New Lines of Business.  Develop, market or implement any new lines of business, except as required by law, rule or regulation.

(aa)    Commitments.  Agree or commit to do any of the foregoing.

5.2    Forbearances of Southern Missouri.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Tammcorp (which consent shall not be unreasonably withheld, delayed or conditioned), Southern Missouri will not, and will cause each of its Subsidiaries not to:

(a)    Ordinary Course.  Fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to impair Southern Missouri's ability to perform any of its obligations under this Agreement.

(b)    Dividends.  Make, declare, pay or set aside for payment any extraordinary dividend (other than dividends from Southern Bank to Southern Missouri).

(c)    Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(d)    Transactions Involving Southern Missouri.  Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving Southern Missouri and/or a Southern Missouri Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Tammcorp Common Stock, upon completion of the Merger and their receipt of Southern Missouri Common Stock, in the same manner as the holders of Southern Missouri Common Stock.

(e)    Governing Documents.  Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Tammcorp.

(f)    Commitments.  Agree or commit to do any of the foregoing.

ADDITIONAL AGREEMENTS
6.1	Regulatory Matters.
(a)    As promptly as practicable following the date of this Agreement, Southern Missouri shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Southern Missouri and Tammcorp, will be included. Each of Southern Missouri and Tammcorp shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Tammcorp and Southern Missouri shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Tammcorp shall thereafter mail or deliver the Proxy Statement to the holders of Tammcorp Common Stock and Tammcorp Class A Preferred Stock. Southern Missouri shall also use its commercially reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Tammcorp shall furnish all information concerning Tammcorp and the holders of Tammcorp Common Stock and Tammcorp Class A Preferred Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Tammcorp or Southern Missouri, or any of their respective affiliates, directors or officers, should be discovered by Tammcorp or Southern Missouri that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the holders of Tammcorp Common Stock and Tammcorp Class A Preferred Stock.

(b)    In addition to their obligations pursuant to Section 6.1(a), Tammcorp and Southern Missouri shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or "Blue Sky" laws and regulations promulgated thereunder and provide each other with copies of any such filings. Southern Missouri and Tammcorp shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Southern Missouri Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC's staff and each party's responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Tammcorp and Southern Missouri, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)    Subject to the terms and conditions set forth in this Agreement, Southern Missouri and Tammcorp shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Tammcorp (in the case of Southern Missouri) or Southern Missouri (in the case of Tammcorp) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Southern Missouri shall, and shall cause Southern Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the Federal Reserve Board or the Division, if applicable, within forty-five (45) days after the date hereof. Tammcorp and Southern Missouri shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Tammcorp or Southern Missouri, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(d)    Each of Southern Missouri and Tammcorp shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Southern Missouri, Tammcorp or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)    Each of Southern Missouri and Tammcorp shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.2(d)).
6.2    Access to Information; Current Information; Consultation.
(a)    Upon reasonable notice and subject to applicable laws, each of Southern Missouri and Tammcorp, for the purposes of verifying the representations and warranties of the other, compliance by a party and its Subsidiaries with the covenants and agreements of such party herein, and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Southern Missouri and Tammcorp shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or banking laws which is generally not available on the SEC's EDGAR internet database or from any Regulatory Agency, as applicable, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither Southern Missouri nor Tammcorp nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Southern Missouri's or Tammcorp's, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)    Tammcorp shall permit, and shall cause its Subsidiaries to permit, Southern Missouri and/or an environmental consulting firm selected by Southern Missouri, at the sole expense of Southern Missouri, to conduct such phase I and/or phase II environmental audits, studies and tests on the Tammcorp Real Property (but subject to the consent of lessors with respect to Tammcorp Leased Properties).  In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Southern Missouri's sole expense), Southern Missouri shall indemnify

Tammcorp and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.
(c)    Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Tammcorp shall, upon the request of Southern Missouri, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Southern Missouri regarding the financial condition, operations and business of Tammcorp and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) business days after filing, Tammcorp will deliver to Southern Missouri all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all Capaha Call Reports and regulatory information (other than correspondence which may be deemed confidential supervisory information) filed with the Federal Reserve Board, the FDIC and the IDFPR.  Tammcorp will also deliver to Southern Missouri as soon as practicable all quarterly and annual financial statements of Tammcorp and its Subsidiaries prepared with respect to periods ending after June 30, 2016.  As soon as practicable after the end of each month, Tammcorp will deliver to Southern Missouri in electronic form (i) the monthly deposit and loan trial balances of Capaha, (ii) the monthly analysis of Capaha's investment portfolio, and (iii) an update of all of the material information set forth in Section 3.28(a) of the Tammcorp Disclosure Schedule for the then current period.
(d)    During the period from the date hereof to the Effective Time, Tammcorp shall provide Southern Missouri with Board packages and notices of Tammcorp Board meetings simultaneously with the submission of such materials to members of Tammcorp's Board of Directors provided however, that the Board packages and notices provided to Southern Missouri may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7(e)), (ii) any materials if the disclosure of such materials to Southern Missouri would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the Tammcorp Board of Directors to be confidential.
(e)    All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of June 1, 2016 (the "Confidentiality Agreement").
(f)    No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3    Shareholder Meeting.  Tammcorp shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Illinois, the Tammcorp Articles and the Tammcorp Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the "Tammcorp Shareholder Meeting") for the purpose of seeking the Tammcorp Shareholder Approval within five (5) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Tammcorp Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.7, use its commercially reasonable best efforts to (x) cause the Tammcorp Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Tammcorp Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement and in all communications with shareholders the recommendation that the Tammcorp shareholders approve this Agreement and the

Merger (the "Tammcorp Board Recommendation"). Notwithstanding anything to the contrary contained in this Agreement, Tammcorp shall not be required to hold the Tammcorp Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Tammcorp Shareholder Meeting.
6.4	Reservation of Southern Missouri Common Stock; Nasdaq Listing.
(a)    Southern Missouri agrees to reserve a sufficient number of shares of Southern Missouri Common Stock to fulfill its obligations under this Agreement including for payment of the stock portion of the Aggregate Merger Consideration in the Merger.
(b)    Southern Missouri shall use its commercially reasonable efforts to cause the shares of Southern Missouri Common Stock to be issued in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.5    Employee Matters.
(a)    Following the Effective Time, Southern Missouri shall cause Southern Bank to maintain employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Capaha on the Closing Date ("Covered Employees") that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Southern Bank; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Southern Bank; and (ii) until such time as Covered Employees participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Southern Bank, a Covered Employee's continued participation in employee benefit plans and compensation opportunities of Capaha shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Southern Missouri Benefit Plans may commence at different times with respect to each Southern Missouri Benefit Plan).
(b)    To the extent that a Covered Employee becomes eligible to participate in a Southern Missouri Benefit Plan, Southern Bank shall cause such Southern Missouri Benefit Plan to (i) recognize full-time years of prior service from the date of most recent hire of such Covered Employee with Capaha for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Tammcorp Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any Southern Missouri Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Southern Bank shall use its commercially reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods under such Benefit Plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Tammcorp Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.

(c)    Prior to the Effective Time, and except as set forth in Section 6.5(d), Tammcorp shall take, and shall cause its Subsidiaries to take, all actions requested by Southern Missouri that may be necessary or appropriate to (i) cause one or more Tammcorp Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Tammcorp Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Tammcorp Benefit Plan for such period as may be requested by Southern Missouri, or (iv) facilitate the merger of any Tammcorp Benefit Plan into any employee benefit plan maintained by Southern Missouri or a Southern Missouri Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Southern Missouri's reasonable prior review and approval, which shall not be unreasonably withheld.
(d)    Southern Missouri shall cause Southern Bank to provide to a Covered Employee who is not an executive officer and not otherwise entitled to contractual or other severance or change in control benefits, a severance benefit in the amount of one (1) week base pay for each full year of full time employment with Capaha from his or her most recent hire date with a maximum severance benefit of thirteen (13) weeks base pay, if and only if (i) such Covered Employee's employment is involuntarily terminated by Southern Bank without cause at the time of or within one (1) year following the Effective Time and (ii) such Covered Employee executes a release of all employment claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to Southern Bank.
(e)    Nothing in this Section 6.5 shall be construed to limit the right of Southern Missouri or any of its Subsidiaries (including, following the Closing Date, any Tammcorp Subsidiary) to amend or terminate any Tammcorp Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require Southern Bank to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.
6.6    Officers' and Directors' Insurance; Indemnification.
(a)    Tammcorp shall purchase, prior to the Effective Time, a prepaid three (3) year "tail" policy providing single limit coverage under its current officers' and directors' liability and insurance policy for a premium cost not to exceed 200% of the current annual premium for such insurance (the "Insurance Amount").  If such tail policy cannot be obtained for the Insurance Amount, then Southern Missouri shall authorize Tammcorp to purchase as much comparable insurance as is available for the Insurance Amount.  At the request of Southern Missouri, such tail policy shall be secured by Tammcorp for a longer term (not to exceed five (5) years) without being subject to the Insurance Amount.  The officers and directors of Tammcorp may be required to make application and provide customary representations and warranties to Tammcorp's insurance carrier for the purpose of obtaining such insurance.
(b)    For five (5) years from and after the Effective Time, Southern Missouri shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Tammcorp (each, a "Tammcorp Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Southern Missouri, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which a Tammcorp Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Tammcorp if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Tammcorp Articles or Tammcorp Bylaws to the extent permitted by applicable law including 12 USC 1828(k) and the regulations thereunder and Regulatory Agencies.
(c)    In connection with the indemnification provided pursuant to Section 6.6(b), Southern Missouri (i) will advance expenses, promptly after statements therefor are received, to each Tammcorp Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Tammcorp Indemnified Party or multiple Tammcorp Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Southern Missouri and (ii) will cooperate in the defense of any such matter.
(d)    This Section 6.6 shall survive the Effective Time, is intended to benefit each Tammcorp Indemnified Party (each of whom shall be entitled to enforce this Section against Southern Missouri), and shall be binding on all successors and assigns of Southern Missouri.
(e)    In the event Southern Missouri or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Southern Missouri assume the obligations set forth in this Section 6.6.
6.7	No Solicitation.
(a)    Tammcorp agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries' officers, directors, and employees (the "Tammcorp Individuals") not to, and will use its commercially reasonable best efforts to cause Tammcorp and its Subsidiaries' agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the "Tammcorp Representatives") not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets ("Tammcorp Confidential Information") to, or have any discussions with, any person or entity relating to, any Acquisition Proposal (as defined below). Tammcorp will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Southern Missouri with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)    Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Tammcorp Shareholder Approval, in the event Tammcorp receives an unsolicited Acquisition Proposal and the Board of Directors of Tammcorp determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Tammcorp may, and may permit its Subsidiaries and the Tammcorp Individuals and the Tammcorp Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Tammcorp than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), (ii) furnish or cause to be furnished Tammcorp Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Tammcorp determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.
(c)    The Board of Directors of Tammcorp shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Southern Missouri, the Tammcorp Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Southern Missouri the Tammcorp Board Recommendation (any such action, a "Change in Recommendation"). Notwithstanding the foregoing, the Board of Directors of Tammcorp (including any committee thereof) may, at any time prior to obtaining the Tammcorp Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Tammcorp determines in good faith (after consultation with Tammcorp's outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of Tammcorp may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Southern Missouri at least four (4) business days, following Southern Missouri's initial receipt of written notice that the Board of Directors of Tammcorp has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Southern Missouri, the Board of Directors of Tammcorp determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d)    Tammcorp will promptly (and in any event within two (2) business days) advise Southern Missouri in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Southern Missouri apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.
(e)    As used in this Agreement, the following terms have the meanings set forth below:
"Acquisition Proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Tammcorp or Capaha or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, Tammcorp or Capaha, other than the transactions contemplated by this Agreement.
"Superior Proposal" means a written Acquisition Proposal that the Board of Directors of Tammcorp concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of "Superior Proposal," the references to "more than 24.99%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority".
6.8    Notification of Certain Matters.  Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of Tammcorp and Southern Missouri shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.
6.9    Correction of Information.  Each of Tammcorp and Southern Missouri shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.
6.10    System Integration.  From and after the date hereof, Tammcorp shall cause Capaha and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Capaha's data processing consultants and software providers to, cooperate and assist Capaha and Southern Bank in connection with the planned electronic and systematic conversion of all applicable data of Capaha to the Southern Bank system to occur after the Effective Time, including the training of Capaha employees without undue disruption to Capaha's business, during normal business hours and at the expense of Southern Missouri or Southern Bank (not to include Capaha's employee payroll).
6.11    Coordination; Integration.  Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Tammcorp shall cause the Chief Executive Officer and Chief Financial Officer of Capaha to assist and confer with the officers of Southern Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Southern Bank, as the Surviving Bank in the Bank Merger.

6.12    Delivery of Agreements.  Tammcorp shall cause the Voting Agreement to be executed by Mr. Abercrombie and the Non-Solicitation Agreements to be executed by the directors and officers listed on Exhibit B and delivered to Southern Missouri prior to or simultaneously with the execution of this Agreement
6.13    Press Releases.  Each of Tammcorp and Southern Missouri agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules.
6.14    Directors and Officers.  Southern Missouri agrees to cause John R. Abercrombie to be appointed as a director of Southern Missouri at the Effective Time, with a term to expire at the 2019 annual meeting.
6.15    Exchange Offer.  Tammcorp shall consummate the Exchange Offer in accordance with the terms and conditions as set forth in the Exchange Agreement.
6.16    Preparation of Offering Circular.  Within 60 days after the execution of this Agreement, Tammcorp and Southern Missouri shall jointly prepare an Offering Circular for the shareholders of Capaha that describes the Exchange Offer, the Merger and matters relating to consummating such transactions, and contains business and financial information about Southern Missouri and Tammcorp and their respective Subsidiaries. Tammcorp and Southern Missouri shall each use commercially reasonable efforts to cause the Offering Circular to comply with applicable federal and state securities laws requirements.  Each of Tammcorp and Southern Missouri agrees to provide promptly to the other such information concerning its business and that of its Subsidiaries and its financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Offering Circular, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Offering Circular. Tammcorp will promptly advise Southern Missouri, and Southern Missouri will promptly advise Tammcorp, in writing, if at any time prior to the Effective Time either Tammcorp or Southern Missouri shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Offering Circular in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.  Tammcorp agrees to deliver the Offering Circular to the holders of Capaha common stock as soon as reasonably practicable after the date hereof.
6.17    The Bank Merger.  After consummation of the Exchange Offer, if there are any holders, other than Tammcorp, of the common stock of Capaha who did not execute the Exchange Agreement and participate in the Exchange Offer ("Non-Participating Capaha Minority Stockholders"), then Southern Missouri agrees that it will, immediately after the Effective Time, take the necessary steps to adopt a new or amended plan of merger (the "Amended Bank Plan of Merger") pursuant to Section 351.447 of the GBCLM and, to the extent applicable, Section 205/8004 of the Illinois Savings Bank Act, providing for the merger of Capaha with and into Southern Bank (the "Capaha Minority Participating Bank Merger"), and will provide in such Amended Bank Plan of Merger for the shares of Capaha common stock owned by the Non-Participating Capaha Minority Stockholders to be converted into the right to receive consideration payable by Southern Missouri that is identical in form and amount to the Merger Consideration that the Non-Participating Minority Stockholders would have been entitled to receive under this Agreement had they executed the Exchange Agreement and participated in the Exchange Offer, subject to their rights under the Illinois

Savings Bank Act to demand payment of the value of their shares of Capaha common stock.  The Parties hereby acknowledge that consummation of the Capaha Minority Participating Bank Merger may not take place immediately following Effective Time due to additional shareholder and/or regulatory approvals that may be required to consummate that transaction.
ARTICLE VII

 CONDITIONS PRECEDENT
7.1    Conditions to Each Party's Obligations.  The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Tammcorp and Southern Missouri, at or prior to the Closing Date of the following conditions:
(a)    Shareholder Approval. The Tammcorp Shareholder Approval shall have been obtained.
(b)    Nasdaq Listing. Southern Missouri shall have filed with Nasdaq a notification form for the listing of all shares of Southern Missouri Common Stock to be delivered as Merger Consideration, and Nasdaq shall not have objected to the listing of such shares of Southern Missouri Common Stock.
(c)    Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.
7.2    Conditions to Obligations of Southern Missouri.  The obligation of Southern Missouri to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Southern Missouri, at or prior to the Closing Date, of the following conditions:
(a)    Representations and Warranties.  The representations and warranties of Tammcorp set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time; provided, however, that
(A)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 3.7(c) and (d) (Financial Reports; Absence of Certain Changes or Events), 3.12 (Broker's Fees), and 3.15 (Tammcorp Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date;

(B)
the representations and warranties in Section 3.5 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)
no other representation or warranty of Tammcorp shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Tammcorp or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Tammcorp has had or would reasonably be expected to result in a Material Adverse Effect on Tammcorp;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Southern Missouri shall have received a certificate signed on behalf of Tammcorp by the Chief Executive Officer or the Chief Financial Officer of Tammcorp to the foregoing effect.
(b)    Performance of Obligations of Tammcorp. Tammcorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Southern Missouri shall have received a certificate signed on behalf of Tammcorp by the Chief Executive Officer or the Chief Financial Officer of Tammcorp to such effect.
(c)    Third Party Consents.  Tammcorp shall have obtained the written consent from each person or entity who is a counterparty to or beneficiary of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation set forth in Section 3.5(b) of the Tammcorp Disclosure Schedule (or which was required to be set forth in Section 3.5(b) of the Tammcorp Disclosure Schedule).
(d)    Regulatory Approvals.  All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by Southern Missouri including any condition that would increase the minimum regulatory capital requirements of Southern Missouri or Southern Bank (an "Unduly Burdensome Condition") and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals").
(e)    Dissenting Shares.  Dissenting Shares shall be less than five percent (5%) of the issued and outstanding Tammcorp Common Stock and Tammcorp Class A Preferred Stock.
(f)    Opinion of Tax Counsel.  Southern Missouri shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to Southern Missouri, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a)

of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of Southern Missouri and Tammcorp.
(g)    Tammcorp shall have entered into the Exchange Agreement with the holders of at least 80% of the outstanding shares of the common stock of Capaha not owned by Tammcorp and completed the Exchange Offer and issuance of shares of Tammcorp Common Stock to such holders in accordance with the Exchange Agreement.
7.3    Conditions to Obligations of Tammcorp.  The obligation of Tammcorp to effect the Merger is also subject to the satisfaction or waiver by Tammcorp at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Southern Missouri set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time; provided, however, that
(A)
the representations and warranties in Sections 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 4.7(e) and (f) (Financial Reports and SEC Documents; Absence of Certain Changes) and 4.25 (Southern Missouri Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date;

(B)
the representations and warranties in Section 4.5 (Corporate Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(C)
no other representation or warranty of Southern Missouri shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Southern Missouri or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Southern Missouri has had or would reasonably be expected to result in a Material Adverse Effect on Southern Missouri;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Tammcorp shall have received a certificate signed on behalf of Southern Missouri by the Chief Executive Officer or the Chief Financial Officer of Southern Missouri to the foregoing effect.

(b)    Performance of Obligations of Southern Missouri. Southern Missouri shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Tammcorp shall have received a certificate signed on behalf of Southern Missouri by the Chief Executive Officer or the Chief Financial Officer of Southern Missouri to such effect.
(c)    Opinion of Tax Counsel.  Tammcorp shall have received an opinion from Fenimore, Kay, Harrison & Ford, LLP, special counsel to Tammcorp, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Fenimore, Kay, Harrison & Ford, LLP may require and rely upon representations contained in letters from each of Southern Missouri and Tammcorp.

ARTICLE VIII
TERMINATION AND AMENDMENT
8.1    Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Tammcorp Shareholder Approval, by action of the Board of Directors of a party, as follows:
(a)    by the written mutual consent of Tammcorp and Southern Missouri;
(b)    by either Tammcorp or Southern Missouri, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c)    by either Tammcorp or Southern Missouri, if the Merger shall not have been consummated on or before July 31, 2017, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d)    by either Tammcorp or Southern Missouri (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Tammcorp, in the case of a termination by Southern Missouri, or Southern Missouri, in the case of a termination by Tammcorp, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)    by Southern Missouri if (i) the Board of Directors of Tammcorp (or any committee thereof) shall have failed to make the Tammcorp Board Recommendation or made a Change in Recommendation or (ii) Tammcorp shall have materially breached any of the provisions set forth in Section 6.7;
(f)    by Tammcorp prior to obtaining the Tammcorp Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Tammcorp has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);
(g)    by either Tammcorp or Southern Missouri, if the provisions of Section 8.1(e) are not applicable and the shareholders of Tammcorp fail to provide the Tammcorp Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2    Effect of Termination.  In the event of termination of this Agreement by either Tammcorp or Southern Missouri as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Tammcorp, Southern Missouri, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3    Fees and Expenses.  Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Tammcorp, and all filing and other fees in connection with any filing with the SEC, which shall be borne by Southern Missouri, all fees and expenses incurred in connection with the Merger, the Bank Merger, the Exchange Offer, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4	Termination Fee.
(a)     If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Tammcorp shall immediately following such termination pay Southern Missouri an amount equal to one million dollars ($1,000,000) (the "Termination Fee"), and (ii) in the case of termination under Section 8.1(f), Tammcorp shall, simultaneously with such termination and as a condition thereof, pay Southern Missouri the Termination Fee, in each case in same-day funds.
(b)    If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Tammcorp or Capaha either (A) enters into a definitive agreement with respect to an

Acquisition Proposal or (B) consummates an Acquisition Proposal, Tammcorp shall immediately pay Southern Missouri the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 24.99% in the definition of Acquisition Proposal shall be "a majority".
(c)    The payment of the Termination Fee shall fully discharge Tammcorp from any and all liability under this Agreement and related to the transactions contemplated herein, and Southern Missouri shall not be entitled to any other relief or remedy against Tammcorp. If the Termination Fee is not payable, Southern Missouri may pursue any and all remedies available to it against Tammcorp on account of a willful and material breach by Tammcorp of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii), Southern Missouri shall have the right to pursue any and all remedies available to it against Tammcorp on account of the willful and material breach by Tammcorp of Section 6.7 in lieu of accepting the Termination Fee under Section 8.4(a), Tammcorp may pursue any and all remedies available to it against Southern Missouri on account of a willful and material breach by Southern Missouri of any of the provisions of this Agreement.
8.5    Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Tammcorp; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Tammcorp, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6    Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX

 GENERAL PROVISIONS
9.1    Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place on a date mutually agreed to by the parties which will coordinate with the date scheduled with Southern Missouri's data processor for the conversion of Tammcorp's data (but no earlier than five business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the "Closing Date").
9.2    Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3    Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)        if to Southern Missouri, to:
Southern Missouri Bancorp, Inc.
 2991 Oak Grove Road
Poplar Bluff, Missouri 63901
Attention:  Greg A. Steffens, President and Chief Executive Officer
 Email: GSteffens@bankwithsouthern.com

with a copy to:
Silver, Freedman, Taff & Tiernan LLP
 3299 K Street, N.W., Suite 100
Washington, D.C. 20007
Attention:  Martin L. Meyrowitz
 Email: mey@sfttlaw.com

(b)        if to Tammcorp, to:
 Tammcorp, Inc.
 One South Main Street
 Cape Girardeau, MO 63703
 Attention: John R. Abercrombie, President
 Email: jabercrombie@capahabank.com
with a copy to:
 Fenimore, Kay, Harrison & Ford, LLP
 812 San Antonio Street
 Suite 600
 Austin, TX 78701
 Attention: Joseph M. Ford
 Email:  JFord@fkhfpartners.com

9.4    Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5    Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.6    Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7    Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Missouri applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.
9.8    Publicity.  Neither Tammcorp nor Southern Missouri shall, and neither Tammcorp nor Southern Missouri shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Southern Missouri, in the case of a proposed announcement or statement by Tammcorp, or Tammcorp, in the case of a proposed announcement or statement by Southern Missouri; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9    Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Tammcorp Indemnified Party, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10    Specific Performance; Time of the Essence.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

Southern Missouri and Tammcorp have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
SOUTHERN MISSOURI BANCORP, INC.

By:	/s/ Greg A. Steffens
	Name:	Greg A. Steffens
	Title:	President and Chief Executive Officer

TAMMCORP, INC.

By:	/s/ John R. Abercrombie
	Name:	John R. Abercrombie
	Title:	President and Chief Executive Officer

EXHIBIT A
Voting Agreement
________ ____, 201__

Southern Missouri Bancorp, Inc.
2991 Oak Grove Road
Poplar Bluff, Missouri  63901
Attention:  Greg A. Steffens, President and Chief Executive Officer
Dear Ladies and Gentlemen:
The undersigned (the "Shareholder") owns shares, either of record or beneficially, of the common stock and/or Series A preferred stock of Tammcorp, Inc. ("Tammcorp").  The Shareholder understands that Southern Missouri Bancorp, Inc. ("you" or "Southern Missouri") and Tammcorp are simultaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") providing for, among other things, the merger of Tammcorp with and into Southern Missouri (the "Merger"), in which the outstanding shares of common stock and Series A preferred stock of Tammcorp will be exchanged for Southern Missouri common stock and cash.
The Shareholder is entering into this Voting Agreement to induce Southern Missouri to simultaneously enter into the Merger Agreement and to consummate the Merger.
The Shareholder confirms his, her or its agreement with Southern Missouri as follows:
        1.    The Shareholder represents and warrants that the Shareholder is the record or beneficial owner of that number of shares of common stock and Series A preferred stock of Tammcorp which is set forth opposite the Shareholder's signature on this Voting Agreement (the "Shares").
        2.    The Shareholder agrees that he, she or it will not, and will not permit any company, trust or other entity controlled by the Shareholder to, contract to sell, sell or otherwise transfer or dispose of any of the Shares, other than pursuant to (i) a transfer where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to Southern Missouri, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Southern Missouri.
        3.    Except as provided in Section 2 of this Voting Agreement, the Shareholder agrees to vote (or cause to be voted) all of the Shares in favor of the Merger Agreement at any meeting of shareholders of Tammcorp called to consider and vote on the Merger Agreement; provided, however, that, if the manner in which the Shares are owned is such that the Shareholder cannot absolutely cause the Shares to be so voted, the Shareholder shall use the Shareholder's best efforts to cause the Shares to be so voted.

        4.    The Shareholder represents and warrants to Southern Missouri that (a) the Shareholder has full legal capacity, power and authority to enter into and perform this Voting Agreement, and (b) this Voting Agreement is the legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
        5.    This Voting Agreement shall automatically terminate upon the first to occur of (a) termination of the Merger Agreement in accordance with its terms; (b) the approval of the Merger Agreement and the transaction contemplated thereby by Tammcorp's shareholders; (c) the effective date of any amendment to the Merger Agreement that reduces the amount of the merger consideration or alters the form of the merger consideration; or (d) mutual agreement in writing of the parties hereto providing for the termination hereof.
        6.    This Voting Agreement may be amended, modified or supplemented at any time by mutual agreement in writing of the parties hereto.
        7.    This Voting Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.
        8.    The parties agree that, if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.
        9.    This Voting Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
       10.    The validity, construction, enforcement and effect of this Voting Agreement shall be governed by the laws of the State of Missouri.
       11.    This Voting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors.  This Voting Agreement shall survive the death or incapacity of the Shareholder.
       12.    Nothing in this Voting Agreement shall be construed to give Southern Missouri any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in Southern Missouri any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and Southern Missouri shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Tammcorp or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
       13.    The Shareholder agrees that, in the event of his, her or its breach of any of the terms of this Voting Agreement, Southern Missouri shall be entitled to such remedies and relief against the Shareholder as are available at law or in equity.  The Shareholder acknowledges that there is not an adequate remedy at law to compensate Southern Missouri for a violation of this Voting Agreement, and irrevocably waives, to the extent permitted by law, any defense that he, she or it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The Shareholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.
14.    The Shareholder makes no agreement or understanding in this Agreement in the Shareholder's capacity as a director or officer, as applicable, of Tammcorp or Capaha Bank, and nothing in this Agreement shall limit or affect any actions or omissions by the Shareholder in the Shareholder's capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement. No provision of this Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his or her fiduciary duties as a member of the Board of Directors or an officer of Tammcorp or Capaha Bank.
15.    The Shareholder hereby authorizes Tammcorp and Southern Missouri to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the proxy statement for the meeting of shareholders of Tammcorp called to consider and vote on the Merger Agreement the Shareholder's identity and ownership of the Shares and the nature of the Shareholder's obligations under this Voting Agreement.
Please confirm that the foregoing correctly states the understanding between the Shareholder and Southern Missouri by signing and returning to the Shareholder a counterpart hereof.

[Signature Page Follows.]

Signature of Shareholder:

Number of Shares of	Very truly yours,
Common Stock:_____________________	______________________________ Signature
Number of Shares of Series A Preferred Stock:_______________	John Abercrombie (Print Name of Shareholder)
______________________________ (Print Name of Trust, if applicable)

Accepted and Agreed to as of this
_____ day of _______ ___, 201__:
SOUTHERN MISSOURI BANCORP, INC.
By: ______________________________
Authorized Officer

Addendum to Voting Agreement1
(for execution where Shareholder
signs in fiduciary capacity)
This Addendum to Voting Agreement is attached to and made a part of that certain Voting Agreement dated _______ ___, 201__ (the "Voting Agreement") between ____________________, as Trustee of the ____________________ Trust dated ____________________ (the "Trust"), and Southern Missouri Bancorp, Inc. ("Southern Missouri")  The undersigned grantor (the "Grantor") of the Trust hereby represents and warrants to, and agrees with, Southern Missouri and the Shareholder as follows:
(1)    Capitalized terms used, but not otherwise defined, in this Addendum shall have the respective meanings specified in the Voting Agreement.
(2)    The Shareholder, as Trustee of the Trust, is the record owner of the Shares.
(3)    The Grantor is the grantor and sole current income beneficiary of the Trust, with full power and authority to revoke the Trust.
(4)    The Grantor ratifies, confirms and approves in all respects the execution and delivery of the Voting Agreement by the Shareholder, as Trustee of the Trust, irrespective of any conflict of interest that the Shareholder may have concerning the Voting Agreement, any such conflict of interest being hereby waived by the Grantor.
Signature of Grantor:

(Signature)

John Abercrombie
(Print Name)

Date Signed:___________________________

[1]	NTD: Obviously, this addendum has been prepared for a specific type of trust and may need to be modified on a case-by-case basis, to the extent needed.

EXHIBIT B-1

RESIGNATION, NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Resignation, Non-Competition, Non-Solicitation and Confidentiality Agreement (this "Agreement") is entered into this ____th day of _________________, 201__ (but shall be effective at the Effective Time (as hereinafter defined)) by and between Southern Missouri Bancorp, Inc. ("Southern Missouri") and __________ (the "Undersigned Individual").

WHEREAS, the Undersigned Individual is a member of the boards of directors of Tammcorp, Inc. ("Tammcorp") and Capaha Bank, S.B. (the "Bank") and/or an executive officer of Tammcorp and/or the Bank;

WHEREAS, the Undersigned Individual is the owner of shares of the capital stock of Tammcorp;

WHEREAS, Tammcorp is simultaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") with Southern Missouri, providing for, among other things, the merger of Tammcorp with and into Southern Missouri (the "Merger");

WHEREAS, the Undersigned Individual is entering into this Agreement to induce Southern Missouri to simultaneously enter into the Merger Agreement and to consummate the Merger; and

WHEREAS, the Undersigned Individual will receive economic benefit from the consummation of the Merger by virtue of the Undersigned Individual being the owner of shares of capital stock of Tammcorp.

NOW THEREFORE, in consideration of the foregoing, Southern Missouri and the Undersigned Individual hereby agree as follows:

1.    If the Undersigned Individual is a director of Tammcorp and/or the Bank, then the Undersigned Individual does hereby resign as a member of the board of directors of Tammcorp at the effective time of the consummation of the Merger (the "Effective Time") and as a member of the board of directors of the Bank at the time of the consummation of the merger of the Bank with and into Southern Missouri Bank, the wholly owned bank subsidiary of Southern Missouri.

2.    The Undersigned Individual hereby covenants and agrees that he or she shall not:

(a)    during the twenty-four (24) month period next following the Effective Time, or during the Undersigned Individual's service as an employee of Southern Missouri or any of its subsidiaries and for a period of twenty-four (24) months thereafter, whichever shall last occur (the "Restriction Period"), (i) render services, within a 50-mile radius of any banking office maintained by Southern Missouri or Tammcorp as of the date of this Agreement (but not including, after the date of closure, any such banking office which is closed after the date of this

B1-1

Agreement), as a director, advisory director, officer, or employee of, or service provider to, or (ii) become an owner of, any financial institution or affiliate thereof that maintains an office or otherwise conducts business in the State of Illinois or the State of Missouri; provided however, nothing herein shall preclude the Undersigned Individual from (i) owning less than five percent of the outstanding common stock of any company whose common stock is traded on a nationally recognized exchange, or (ii) providing third party vendor services as an independent contractor to any financial institution or affiliate thereof so long as such services do not (x) involve direct contact with customers of such financial institution or its affiliates or (y) violate any of the provisions of Section 2(b) immediately below.

(b)    During the Restriction Period, directly or indirectly (except on behalf of Southern Bank), engage in the sale or marketing of any financial institution products or services, insurance products, investment products (other than real estate investment products), investment advisory services (other than real estate advisory services) or investment brokerage services to any person or entity who is a customer of the Bank on the date hereof, becomes a customer of the Bank after the date hereof, or, to the knowledge of the Undersigned Individual, is a customer of Southern Missouri or any of its subsidiaries after the Effective Time; provided nothing herein shall preclude the Undersigned Individual at any time from engaging in the customary activities of a trustee of a charitable organization or a trustee, executor, administrator or other fiduciary under an inter-vivos trust or last will and testament of an individual;

(c)    during the Restriction Period, directly or indirectly, solicit for employment or offer employment to any officer or employee of Southern Missouri or any of its subsidiaries, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, Southern Missouri or any of its subsidiaries to terminate his, her or its employment or business relationship with Southern Missouri or any of its subsidiaries; provided that this paragraph shall not prohibit general solicitations through the media (such as newspaper, radio, or television advertisements) or by a search firm or the solicitation or employment of any officer or employee of Southern Missouri or any of its subsidiaries that previously has been terminated by Southern Missouri or its subsidiaries.

(d)    during the Restriction Period, provide any information, advice or recommendation with respect to any officer or employee of Southern Missouri or any of its subsidiaries to any financial institution, or any entity or person engaged in the sale or marketing of financial products, insurance products, investment products, investment advisory services or investment brokerage services, or any direct or indirect subsidiary or affiliate of such entity or person, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such officer or employee to terminate his or her employment with Southern Missouri or any of its subsidiaries and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, such other entity or person; or

(e)    during the Restriction Period, make any remarks or statements, whether orally or in writing, about Southern Missouri or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or

B1-2

representatives that are derogatory.  The restrictions in this subparagraph, however, do not prohibit the Undersigned Individual from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents.

3.    The Undersigned Individual hereby further covenants and agrees that at all times after the Effective Time, he or she shall not use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit, of any person or entity other than Southern Missouri and its subsidiaries, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by Tammcorp or Southern Missouri or any of their respective subsidiaries or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of Tammcorp, Southern Missouri or any of their respective subsidiaries (including that which gives any such entity an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Undersigned Individual or learned or acquired by the Undersigned Individual while an employee, director or service provider of Tammcorp, the Bank or Southern Missouri or any of its subsidiaries; provided, however, that the foregoing restrictions shall not apply to (a) any such information which is in or comes into the public domain other than through the fault or negligence of the Undersigned Individual, (b) any disclosure ordered by a court of competent  jurisdiction or as otherwise required by law, (c) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of the Undersigned Individual under the Merger Agreement and the related documents or (d) any confidential disclosure to legal and tax advisors of the Undersigned Individual for any proper purposes, including, without limitation, preparation of tax returns, and obtaining tax, estate planning and financial advice for the Undersigned Individual and his or her family.

4.    If the Restriction Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the Restriction Period by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable.  Similarly, if any other portion of paragraph 2 or 3 above is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce the scope of the offending restriction so that it shall extend to the maximum extent permissible under the law and no further.

5.    The Undersigned Individual acknowledges that the restraints imposed under paragraphs 2 and 3 of this Agreement are fair and reasonable under the circumstances and that if the Undersigned Individual should commit a breach of any of the provisions of paragraph 2 or 3 of this Agreement Southern Missouri's remedies at law would be inadequate to compensate it for its damages.  The parties agree that in the event of any breach by the Undersigned Individual of any of the provisions of paragraph 2 or 3 of this Agreement, Southern Missouri shall be entitled to (a) injunctive relief and (b) such other relief as is available at law or in equity.  In the event of any legal action between the Undersigned Individual and Southern Missouri under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his, her, or its counsel (plus any court costs) incurred by such prevailing party

B1-3

in connection with such legal action from the other party.  Moreover, if the Undersigned Individual has violated any of the provisions of paragraph 2, Southern Missouri's right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Undersigned Individual will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Undersigned Individual was in violation of said provisions of paragraph 2.  If Southern Missouri is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

6.    This Agreement shall be governed by the laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Missouri.

7.    This Agreement represents the entire agreement between Southern Missouri and the Undersigned Individual concerning its subject matter and may not be modified except by a written agreement signed by the parties.  Nothing in this Agreement is intended to diminish or otherwise affect any of the obligations of the Undersigned Individual under any separate agreement entered into by the Undersigned Individual with Tammcorp, Southern Missouri or any of their respective subsidiaries.

8.    This Agreement may be executed in counterparts, each of which shall be deemed an original.

9.    This Agreement shall become effective at the Effective Time and shall automatically terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.

10.    This Agreement shall be binding upon and inure to the benefit of the parties and Southern Missouri's successors in interest.

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SOUTHERN MISSOURI BANCORP, INC.

___________________________________
By:  Greg A. Steffens
Its:  President and Chief Executive Officer

Director and/or Executive Officer

___________________________________
John Abercrombie

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EXHIBIT B-2

RESIGNATION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Resignation, Non-Solicitation and Confidentiality Agreement (this "Agreement") is entered into this ____th day of _________________, 201__ (but shall be effective at the Effective Time (as hereinafter defined)) by and between Southern Missouri Bancorp, Inc. ("Southern Missouri") and __________ (the "Undersigned Individual").

WHEREAS, the Undersigned Individual is a member of the boards of directors of Tammcorp, Inc. ("Tammcorp") and Capaha Bank, S.B. (the "Bank") and/or an executive officer of Tammcorp and/or the Bank;

WHEREAS, Tammcorp is simultaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") with Southern Missouri, providing for, among other things, the merger of Tammcorp with and into Southern Missouri (the "Merger");

WHEREAS, the Undersigned Individual is entering into this Agreement to induce Southern Missouri to simultaneously enter into the Merger Agreement and to consummate the Merger; and

NOW THEREFORE, in consideration of the foregoing, Southern Missouri and the Undersigned Individual hereby agree as follows:

1.    If the Undersigned Individual is a director of Tammcorp and/or the Bank, then the Undersigned Individual does hereby resign as a member of the board of directors of Tammcorp at the effective time of the consummation of the Merger (the "Effective Time") and as a member of the board of directors of the Bank at the time of the consummation of the merger of the Bank with and into Southern Missouri Bank, the wholly owned bank subsidiary of Southern Missouri.

2.    The Undersigned Individual hereby covenants and agrees that he or she shall not:

(a)    during the twelve (12) month period next following the Effective Time, or during the Undersigned Individual's service as an employee of Southern Missouri or any of its subsidiaries and for a period of twelve (12) months thereafter, whichever shall last occur (the "Restriction Period"), directly or indirectly, solicit for employment or offer employment to any officer or employee of Southern Missouri or any of its subsidiaries, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, Southern Missouri or any of its subsidiaries to terminate his, her or its employment or business relationship with Southern Missouri or any of its subsidiaries; provided that this paragraph shall not prohibit general solicitations through the media (such as newspaper, radio, or television advertisements) or by a search firm or the solicitation or employment of any officer or employee of Southern Missouri or any of its subsidiaries that previously has been terminated by Southern Missouri or its subsidiaries.

B2-1

(b)    during the Restriction Period, provide any information, advice or recommendation with respect to any officer or employee of Southern Missouri or any of its subsidiaries to any financial institution, or any entity or person engaged in the sale or marketing of financial products, insurance products, investment products, investment advisory services or investment brokerage services, or any direct or indirect subsidiary or affiliate of such entity or person, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such officer or employee to terminate his or her employment with Southern Missouri or any of its subsidiaries and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, such other entity or person; or

(c)    during the Restriction Period, make any remarks or statements, whether orally or in writing, about Southern Missouri or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory.  The restrictions in this subparagraph, however, do not prohibit the Undersigned Individual from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents.

3.    The Undersigned Individual hereby further covenants and agrees that at all times after the Effective Time, he or she shall not use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit, of any person or entity other than Southern Missouri and its subsidiaries, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by Tammcorp or Southern Missouri or any of their respective subsidiaries or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of Tammcorp, Southern Missouri or any of their respective subsidiaries (including that which gives any such entity an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Undersigned Individual or learned or acquired by the Undersigned Individual while an employee, director or service provider of Tammcorp, the Bank or Southern Missouri or any of its subsidiaries; provided, however, that the foregoing restrictions shall not apply to (a) any such information which is in or comes into the public domain other than through the fault or negligence of the Undersigned Individual, (b) any disclosure ordered by a court of competent  jurisdiction or as otherwise required by law, (c) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of the Undersigned Individual under the Merger Agreement and the related documents or (d) any confidential disclosure to legal and tax advisors of the Undersigned Individual for any proper purposes, including, without limitation, preparation of tax returns, and obtaining tax, estate planning and financial advice for the Undersigned Individual and his or her family.

4.    If the Restriction Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the Restriction Period by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable.  Similarly, if any other portion of paragraph 2 or 3 above is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce the scope of the

B2-2

offending restriction so that it shall extend to the maximum extent permissible under the law and no further.

5.    The Undersigned Individual acknowledges that the restraints imposed under paragraphs 2 and 3 of this Agreement are fair and reasonable under the circumstances and that if the Undersigned Individual should commit a breach of any of the provisions of paragraph 2 or 3 of this Agreement Southern Missouri's remedies at law would be inadequate to compensate it for its damages.  The parties agree that in the event of any breach by the Undersigned Individual of any of the provisions of paragraph 2 or 3 of this Agreement, Southern Missouri shall be entitled to (a) injunctive relief and (b) such other relief as is available at law or in equity.  In the event of any legal action between the Undersigned Individual and Southern Missouri under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his, her, or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party.  Moreover, if the Undersigned Individual has violated any of the provisions of paragraph 2, Southern Missouri's right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Undersigned Individual will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Undersigned Individual was in violation of said provisions of paragraph 2.  If Southern Missouri is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

6.    This Agreement shall be governed by the laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Missouri.

7.    This Agreement represents the entire agreement between Southern Missouri and the Undersigned Individual concerning its subject matter and may not be modified except by a written agreement signed by the parties.  Nothing in this Agreement is intended to diminish or otherwise affect any of the obligations of the Undersigned Individual under any separate agreement entered into by the Undersigned Individual with Tammcorp, Southern Missouri or any of their respective subsidiaries.

8.    This Agreement may be executed in counterparts, each of which shall be deemed an original.

9.    This Agreement shall become effective at the Effective Time and shall automatically terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.

10.    This Agreement shall be binding upon and inure to the benefit of the parties and Southern Missouri's successors in interest.

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SOUTHERN MISSOURI BANCORP, INC.

___________________________________
By:  Greg A. Steffens
Its:  President and Chief Executive Officer
Director and/or Executive Officer

___________________________________
Timothy Goodman

B2-4

EXHIBIT C

PLAN OF MERGER

This PLAN OF MERGER (this "Plan") is made and entered into as of the ___ day of _________, 201__, by and between Capaha Bank, S.B. an Illinois chartered savings bank with its principal office located at 145 Russell Avenue, Tamms, IL  62988 ("Capaha") and Southern Bank, a Missouri chartered trust company with banking powers with its principal office located at 2991 Oak Grove Road, Poplar Bluff, MO 63901 ("Southern").

RECITALS

WHEREAS, this Plan is being entered into pursuant to the terms of an Agreement and Plan of Merger dated ______________ ____, 201___ (the "Parent Merger Agreement") by and between Southern Missouri Bancorp, Inc., the sole owner of and holding company of Southern, and Tammcorp, Inc., the majority owner of and holding company of Capaha; and

WHEREAS, two mergers are to be consummated pursuant to the Parent Merger Agreement as follows and in the following order:  (a) the merger of Tammcorp, Inc. with and into Southern Missouri Bancorp, Inc. (the "Holding Company Merger"); and (b) the merger of Capaha with and into Southern pursuant to this Plan (the "Bank Merger").

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties enter into the following agreement.

AGREEMENT

§ 1    Bank Merger.  Capaha shall merge with and into Southern in the Bank Merger following the approval of the Parent Merger Agreement by the shareholders of Tammcorp, Inc. and the consummation of the Holding Company Merger.

§ 2    Resulting Institution.  The resulting institution of the Bank Merger (the "Resulting Institution") shall be Southern, which is chartered under Missouri law.

§ 3    Home or Principal Office of the Resulting Institution.  The home or principal office of the Resulting Institution shall be located at 2991 Oak Grove Road, Poplar Bluff, MO 63901.  The branch offices of the Resulting Institution shall be the branch offices of Southern and the home and branch offices of Capaha.

§ 4    Articles of Incorporation and Bylaws of the Resulting Institution.  After the Bank Merger, the Resulting Institution shall be operated under the existing Articles of Incorporation and Bylaws of Southern.

§ 5    Directors of the Resulting Institution.  The directors of the Resulting Institution shall be the directors of Southern as of immediately prior to the Bank Merger plus John R. Abercrombie.

§ 6    Accounts.  Upon the Effective Date (as defined below), each accountholder of Capaha shall receive, without payment, a withdrawable account or accounts in the Resulting Institution equal in withdrawal value to the account or accounts held in Capaha on such date, featuring the same rate, maturity and other terms.  The deposit accounts of Capaha and Southern are insured by the Federal Deposit Insurance Corporation ("FDIC") and the accounts of the Resulting Institution shall be insured by the FDIC.

§ 7    Effect of the Bank Merger; Transfer of Assets and Liabilities Upon Bank Merger; Liquidation Accounts.  Upon the Effective Date, the separate existence of Capaha shall cease and the Resulting Institution shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Capaha and Southern and all obligations belonging or due to each, all of which shall be vested in the Resulting Institution without further act or deed; title to any real estate vested in Capaha or Southern shall be vested in the Resulting Institution and shall not revert or in any way be impaired by reason of the Bank Merger; the Resulting Institution shall have all the liabilities of Capaha and of Southern; and all the assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights and credits) then owned by Capaha and Southern or which would inure to either of them, shall, immediately by operation of law and without any conveyance, transfer, or further action, become the property of the Resulting Institution.  The Resulting Institution shall be deemed to be a continuation of the entity of Capaha and of Southern, and shall succeed to the rights and obligations of Capaha and of Southern and the duties and liabilities connected therewith, subject to Missouri law.

§ 8    Capital Stock.  As of the Effective Date, the amount of the capital stock of Southern, consisting solely of shares of common stock, par value $.01 per share, issued and outstanding immediately prior to the Bank Merger shall remain issued and outstanding and shall constitute the only shares of capital stock of the Resulting Institution issued and outstanding immediately after the Bank Merger. Each share of the capital stock of Capaha, consisting solely of common stock with a par value of $50.00 per share, issued and outstanding immediately prior to the Bank Merger, and each share of capital stock of Capaha held as treasury stock by Capaha at such time, shall by virtue of the Bank Merger, and without any action by the issuer or holder thereof, be surrendered, retired and cancelled.

§ 9    Approvals.  This Plan is subject to approval by the shareholders of Capaha and Southern. The Bank Merger and this Plan are subject to such notices, applications and regulatory approvals as are required under Illinois law for the Bank Merger.  The Bank Merger is subject to approval by the Board of Governors of the Federal Reserve System and the Missouri Division of Finance.

§ 10    Effective Date of Bank Merger.  The effective date of the Bank Merger (the "Effective Date") shall be the date upon which the Articles of Merger with respect to the Bank Merger are filed with the Secretary of State of the State of Illinois and the Secretary of State of the State of Missouri.  In no event shall the Bank Merger occur prior to consummation of the Holding Company Merger.

§ 11    Further Actions; Amendment; Headings.

(a)    All of the transactions contemplated by this Plan have been or will be authorized by all necessary corporate action of each institution.  Both institutions by their proper officers shall execute and deliver all instruments, certificates and other documents as may be necessary or incidental to the performance of this Plan including, without limitation, Articles of Merger to be filed with the Secretary of State of the State of Illinois and the Secretary of the State of the State of Missouri.

(b)    No amendment or modification of this Plan shall be binding unless approved by action of the boards of directors of the parties and executed in writing by the parties or their successors.

(c)    Section headings are not to be considered part of this Plan, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan or any of its provisions.

§ 12    Termination.  Prior to the consummation of the Holding Company Merger, this Plan may be terminated by the written consent of the parties upon action of the boards of directors of Southern and Capaha.  This Plan shall terminate automatically without any action by the parties in the event that the Parent Merger Agreement is terminated.  After consummation of the Holding Company Merger, this Plan may be terminated by action of Southern Missouri Bancorp, Inc., which after consummation of the Holding Company Merger will be the sole shareholder of the parties hereto.

§ 13    Entire Agreement; Severability.

(a)    This Plan, together with any interpretation or understanding agreed to in writing by the parties, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection with such subject matter.

(b)    If any provision of this Plan is invalid or unenforceable, all of the remaining provisions of this Plan shall remain in full force and effect and shall be binding upon the parties.

§ 14    Governing Law.  This Plan and the rights and obligations under it shall be governed by the laws of the State of Missouri and, to the extent applicable, the laws of the State of Illinois.  Nothing in this Plan shall require any unlawful action or inaction by either party.  This Plan is intended to satisfy applicable requirements under Federal law and the requirements of a plan of merger under the laws of the States of Missouri and Illinois.

§ 15    Acknowledgment.  Each party to this Plan, by the execution of this Plan, acknowledges and affirms that its board of directors has approved this Plan and the Bank

Merger, authorized the execution of this Plan, empowered its signatories to execute this Plan, and authorized the filing of this Plan with state officials as required by applicable law.

The parties have on the date first written above caused this Plan to be executed by their duly authorized officers.

SOUTHERN BANK

By:
Greg A. Steffens, President and
Chief Executive Officer

CAPAHA BANK

By:
John R. Abercrombie, President and
Chief Executive Officer

EXHIBIT D

FORM OF STOCK EXCHANGE AGREEMENT

This Stock Exchange Agreement ("Agreement") is made as of __________, 201_ (the "Effective Date"), by and among Tammcorp, Inc., an Illinois corporation ("Tammcorp"), and the persons listed on Schedule A to this Agreement who have executed this Agreement (individually a "Stockholder" and collectively the "Stockholders").  Each Stockholder and Tammcorp may be referred to herein individually as a "Party" and collectively as the "Parties".
RECITALS

WHEREAS, Tammcorp owns 88,875 shares of common stock, $50.00 par value per share ("Capaha Common Stock"), of Capaha Savings Bank, an Illinois state-chartered savings bank ("Capaha"), which represents 91.0064% of the outstanding shares of Capaha Common Stock;
WHEREAS, the Stockholders own the number of shares of Capaha Common Stock as set forth next to their names on Schedule A, which number of shares, in the aggregate, is 8,783 shares of Capaha Common Stock, which represents 8.9936% of the outstanding shares of Capaha Common Stock (the "Shares");
WHEREAS, Tammcorp entered into an Agreement and Plan of Merger, dated _____  __, 2016 (the "Merger Agreement"), with Southern Missouri Bancorp, Inc., a Missouri corporation ("SMBC"), pursuant to which SMBC will acquire 100% of the issued and outstanding shares of Tammcorp by merging Tammcorp with and into SMBC (the "Merger"), with SMBC as the surviving corporation and the resulting bank holding company of Capaha;
WHEREAS, the consummation of the Merger is subject to receiving certain regulatory approvals and satisfaction of certain closing conditions contemplated by the Merger Agreement, including a condition that the Stockholders exchange at least 80% of the Shares for shares of Tammcorp common stock, $0.01 par value per share ("Tammcorp Common Stock"), prior to the Merger;
WHEREAS, the Stockholders and Tammcorp desire to consummate the exchange whereby the Stockholders will surrender their respective Shares for shares of Tammcorp Common Stock (the "Exchange"), which newly issued shares of Tammcorp Common Stock will promptly thereafter be converted into the right to receive the merger consideration (the "Merger Consideration") contemplated by the Merger Agreement and described in the Tammcorp and SMBC Proxy Statement/Prospectus, dated ____ __, 201__ (the "Proxy Statement/Prospectus");
WHEREAS, the Exchange is being effected by Tammcorp through a private placement of its shares of Tammcorp Common Stock to the Stockholders in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"); and

WHEREAS, the Parties desire for the Exchange to occur immediately prior to the consummation of the Merger (as contemplated by the Merger Agreement) such that if the Merger is not consummated, then the Exchange shall not be consummated.
AGREEMENT

In consideration of the promises and the mutual representations, warranties, covenants and agreements herein contained, the Parties agree as follows:
1	EXCHANGE OF SHARES; CLOSING
1.1    SHARES.  Subject to the terms and conditions of this Agreement, at the closing of the Exchange (the "Closing"), this Agreement contemplates that (a) each Stockholder will exchange with, and transfer to, Tammcorp, all of their respective Shares; and (b) Tammcorp will exchange with, and issue to, the Stockholders an aggregate of _____ shares of Tammcorp Common Stock, which will be issued at Closing to each Stockholder in the amount set forth opposite their respective names on Schedule A (rounded to the nearest ten thousandths of a share when expressed in decimal form).
1.2    CLOSING.  The Closing will take place as promptly as possible following the satisfaction or waiver of the conditions set forth in Section 4, at the offices of Fenimore, Kay, Harrison & Ford, LLP, 812 San Antonio Street, Suite 600, Austin, TX 78701 at such time that is immediately prior to the consummation of the Merger as contemplated in the Merger Agreement, or such other time and place as Tammcorp and the Stockholders agree.
1.3    CLOSING OBLIGATIONS.  At the Closing:
(a).
The Stockholders will deliver to Tammcorp stock certificates representing the Shares being sold to Tammcorp in the Exchange, and each such stock certificate shall be duly endorsed (or accompanied by duly executed stock powers).  If any stock certificate(s) representing the Shares is lost or destroyed by a Stockholder, then such Stockholder will execute and return to Tammcorp an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required by Tammcorp.

(b).	Tammcorp will issue and deliver to the Stockholders a statement reflecting the issuance of Tammcorp Common Stock in book-entry form in the names and amounts set forth in Schedule A.

2	REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS
Each Stockholder, individually, represents and warrants to Tammcorp as follows, which representations and warranties are true, correct and complete as of the Effective Date and will be true, correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout Section 2).

2.1    AUTHORITY; OWNERSHIP OF SHARES.
(a).
The Stockholder has the absolute, exclusive and unrestricted right, power, authority, and capacity to execute and deliver this Agreement, to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.

(b).
This Agreement has been duly executed and delivered by the Stockholder and, upon execution by Tammcorp, will constitute a valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c).
The Stockholder is the legal and beneficial owner and holder of the Shares listed opposite its name in Schedule A, free and clear of any liens, encumbrances or restrictions of any kind or nature, other than restrictions on transfer as contemplated by the Securities Act, which are reflected in a legend set forth on the certificate representing the Shares.

2.2    CONSENTS AND AUTHORITY.  Neither the execution, delivery and performance of this Agreement by the Stockholder, nor the consummation by the Stockholder of any transaction related hereto, including the Exchange, will require any consent, approval, license, order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions as may be required under applicable securities laws, as provided herein. For purposes of this Agreement, "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.
2.3    NO CONFLICTS.  The execution and delivery by the Stockholder of this Agreement and the consummation of the transactions contemplated by this Agreement and the Merger Agreement after becoming a stockholder of Tammcorp (the "Contemplated Transactions") shall not, assuming the consents, approvals, filings or actions described in Section 2.2 are made or obtained, as the case may be, (a) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Stockholder is a party or by which it or any of its properties or assets may be bound, or (b) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation of any government, governmental instrumentality or court, domestic or foreign, applicable to the Stockholder or any of his or her properties or assets.
2.4    PURCHASE ENTIRELY FOR ITS OWN ACCOUNT. The shares of Tammcorp Common Stock acquired hereunder will be acquired for investment for the Stockholder's own account, not as a nominee or agent, and not with any view for the resale or distribution of any part thereof other than conveying the shares of Tammcorp Common Stock received in the Exchange for the merger consideration contemplated by the Merger Agreement.  Subject to the immediate preceding sentence, nothing contained herein shall be deemed a representation or warranty by Stockholder to hold any of Tammcorp Common Stock for any period of time.
2.5    INFORMATION CONCERNING TAMMCORP.  The Stockholder has received a copy of and reviewed the Proxy Statement/Prospectus that describes the Exchange, the Merger and matters relating to consummating such transactions. The Stockholder has not been furnished any offering literature other than the Proxy Statement/Prospectus and has relied only on the information contained therein and the statements, representations and warranties of Tammcorp made or contained in this Agreement.  The Stockholder has had access to such information concerning Tammcorp and SMBC and the Shares as it deems necessary to enable it to make an informed investment decision concerning the Exchange and the Merger. The Stockholder understands and acknowledges that it is the Stockholder's responsibility to evaluate the information in the Proxy Statement/Prospectus and conduct its own independent investigation and evaluation of the Exchange and the Merger, including without limitation, the availability of dissenter's rights to stockholders of Capaha who do not execute this Agreement and do not participate in the Exchange, understanding the Merger Consideration, the changes that will occur in ownership and rights as a stockholder upon consummation of the Exchange and the Merger, as described in the Proxy Statement/Prospectus, and the federal or state tax impact upon consummation of the Exchange and the Merger, as well as any other financial considerations that will occur upon completion of the Exchange and the Merger. In this regard, the Stockholder has had an opportunity to ask questions of, and has received satisfactory answers from Tammcorp and SMBC and their respective representatives concerning each respective entity and the terms and conditions, and the merits and risks, of the Exchange and the Merger, and has had an opportunity to obtain any additional information that the Stockholder deemed relevant to verify the accuracy of the information contained in the Proxy Statement/Prospectus. Nothing in this Agreement, the Proxy Statement/Prospectus or any other materials presented by or on behalf of Tammcorp to the Stockholder in connection with the Exchange constitutes legal, tax or investment advice and, as such, the Stockholder has consulted its own tax and other advisors.
2.6    ACCREDITED AND SOPHISTICATED INVESTOR; INVESTMENT EXPERIENCE.  The Stockholder is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act or a "sophisticated person" as described in section Rule 506(b)(2)(ii) of Regulation D under the Securities Act. The Stockholder has provided a completed Investor Questionnaire attached hereto as Appendix A hereto, which includes important information that Tammcorp will rely upon in order to consummate the Exchange. The Stockholder acknowledges that either alone, or together with its purchaser representative, if any, that it is able to fend for itself, can bear the economic risk of the Exchange, and has such knowledge and experience in financial or business matters (or gained such knowledge and experience through the use of a purchaser representative) that it is capable of evaluating the merits and risks of the investment in Tammcorp Common Stock in connection with the Exchange, the receipt of the merger consideration upon the completion of the subsequent Merger and can bear the economic risk of loss. To the extent that the Stockholder is utilizing or has utilized a purchaser representative to assist it in the evaluation of the Exchange and the transactions contemplated by the Merger Agreement, the Stockholder has provided the requested information about such representative as set forth on the Purchaser Representative Questionnaire attached as Appendix B hereto.
2.7    NO GENERAL SOLICITATION.  The Stockholder is not exchanging its Shares as a result of any advertisement, article, notice or other communication regarding the Exchange published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.
2.8    RELIANCE ON EXEMPTIONS.  The Stockholder understands that the issuance of Tammcorp Common Stock offered and sold to the Stockholder in the Exchange will be consummated in reliance on the exemption from securities registration afforded by Rule 506 of Regulation D of the Securities Act and in accordance with state securities laws and regulations and that Tammcorp is relying in part upon the truth and accuracy of, and the Stockholder's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Stockholder set forth herein in order to determine the availability of such exemptions and the eligibility of the Stockholder to acquire the Tammcorp Common Stock in the Exchange. The Stockholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of (i) the Tammcorp Common Stock being issued in the Exchange or the fairness or suitability of the investment in Tammcorp Common Stock or (ii) the SMBC Common Stock to be issued to holders of Tammcorp Common Stock, including the Stockholder, as part of the Merger, nor have such authorities passed upon or endorsed the merits of the Exchange or the Merger.
2.9    RESTRICTED SECURITIES; NO VOTE ON THE MERGER.  The shares of Tammcorp Common Stock acquired hereunder have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available. The Stockholder understands that it will not have a vote in the Merger and as such, if the Exchange is consummated, its shares of Tammcorp Common Stock will be subject to immediate exchange and cancellation for the Merger Consideration, as described in the Proxy Statement/Prospectus.
2.10    NO CLAIMS.  Neither the Stockholder nor any affiliate of the Stockholder has, nor, to the knowledge of such Stockholder, does any other Stockholder or the Stockholders as a group have, any claim against Capaha, Tammcorp or any affiliate of Tammcorp, including but not limited to, any claim for unpaid compensation, stock or other equity interests of any kind, or any claim based upon breach of contract, discrimination, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever, and neither the Stockholder, any affiliate of the Stockholder, nor, to the knowledge of such Stockholder, the Stockholders as a group shall bring any claim or commence any litigation against Tammcorp or any affiliate of Tammcorp relating to any of the foregoing.
2.11    SURVIVAL OF STOCKHOLDERS' REPRESENTATIONS.  All representations and warranties contained in this Agreement by each Stockholder and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith, shall survive the execution and delivery of this Agreement, regardless of any investigation made by Tammcorp or on Tammcorp's behalf.
3.    REPRESENTATIONS AND WARRANTIES OF TAMMCORP
Tammcorp represents and warrants to the Stockholders as follows, which representations and warranties are true, correct and complete as of the Effective Date and will be true, correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout Section 3), except to the extent such  representations and warranties are specifically made as of a particular date (in which case such  representations and warranties will be true and correct as of such date).
3.1    ORGANIZATION AND GOOD STANDING.  Tammcorp is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois; with full corporate power and authority to conduct its business now being conducted, and to own or use the properties and assets that it purports to own or use.
3.2    AUTHORITY.
(a)    Tammcorp has the absolute, exclusive and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.
(b)    This Agreement has been duly executed and delivered by Tammcorp and, upon execution by Stockholders owning Shares representing at least 80% of the Shares, will constitute a valid and legally binding obligation of Tammcorp, enforceable against Tammcorp in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
3.3    CONSENTS AND AUTHORITY.  Neither the execution, delivery and performance of this Agreement by Tammcorp, nor the consummation by Tammcorp of any transaction related hereto, including the Exchange, will require any consent, approval, license, order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions as may be required under applicable securities laws.
3.4    NO CONFLICTS.  The execution and delivery by Tammcorp of this Agreement and the consummation of the Contemplated Transactions shall not, assuming the consents, approvals, filings or actions described in Section 3.3 are made or obtained, as the case may be, (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or by-laws of Tammcorp, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Tammcorp is a party or by which it or any of its properties or assets may be bound, or (c) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation of any government, governmental instrumentality or court, domestic or foreign, applicable to Tammcorp or any of its properties or assets, except in the case of (b) or (c) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, materially and adversely affect the Exchange or the Merger.
3.5    CAPITALIZATION AND RELATED MATTERS.  As of the date and time of the Closing (the "Closing Date") and immediately thereafter, and assuming all of the Stockholders exchange their Shares, the authorized Tammcorp Common Stock and the shares of Tammcorp Common Stock that are issued and outstanding are as set forth on Schedule B hereto.  As of the Closing Date, Tammcorp will not have outstanding any capital stock or securities convertible or exchangeable for any shares of its capital stock except as set forth in Schedule B, and will not have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock.  As of the Closing Date, Tammcorp will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, except as set forth herein, as in effect on the date hereof.  As of the Closing, all of the outstanding shares of Tammcorp's capital stock will be validly issued, fully paid and nonassessable.  Except as set forth on Schedule B, there are no statutory or contractual stockholders' preemptive rights or notices with respect to the issuance of Tammcorp Common Stock hereunder.  Subject to and based on the accuracy of all representations made by the Stockholders in this Agreement, Tammcorp has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of Tammcorp Common Stock hereunder do not require registration under the Securities Act or any applicable state securities laws.
4.    CONDITIONS PRECEDENT.
4.1    CLOSING EFFORTS. Each of the Parties hereto shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its commercially reasonable efforts to ensure that (a) its representations and warranties remain true and correct in all material respects through the Closing Date, and (b) the conditions to the obligations of the other Parties to consummate the transaction for which it is responsible are satisfied.
4.2    CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS. The obligations of each Stockholder to transfer the Shares and receive in exchange the Tammcorp Common Stock as contemplated hereby are subject to the fulfillment of the condition that, at the Closing, the representations and warranties of Tammcorp set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Tammcorp set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

4.3    CONDITIONS PRECEDENT TO OBLIGATIONS OF TAMMCORP. The obligations of Tammcorp to issue and sell its shares of Tammcorp Common Stock to each Stockholder in exchange for such Stockholder's Shares as contemplated hereby are subject to the fulfillment of the condition that, at the Closing, the representations and warranties of such Stockholder set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of such Stockholder set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).
4.4    SATISFACTION OF MERGER CLOSING CONDITIONS; WAIVER OF PREEMPTIVE RIGHTS.  The obligations of the Parties to consummate the Exchange shall be subject to all of the conditions and approvals for the Merger having been obtained or satisfied such that the Merger shall be consummated immediately following the Exchange.
4.5    NO GOVERNMENTAL ACTION.  The obligations of the Parties to consummate the Exchange shall be subject to the condition that there is no governmental action pending that challenges or would otherwise prevent consummation of the Exchange.
5.    TERMINATION.
5.1    TERMINATION OF MERGER AGREEMENT.  In the event the Merger Agreement is terminated prior to consummation of the Exchange, this Agreement shall automatically be terminated without any action by any Party.
5.2    TERMINATION BY EITHER TAMMCORP OR THE STOCKHOLDERS. This Agreement may be terminated (upon written notice from the terminating party hereto to the other parties hereto) and the transactions contemplated hereby may be abandoned by action of any Party hereto, if any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign shall have issued a law or order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or the Merger Agreement, and such law or order shall have become final and nonappealable.
5.3    TERMINATION BY TAMMCORP. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, with respect to one or more of the Stockholders by Tammcorp (upon written notice from Tammcorp to such Stockholder(s)), if Tammcorp is not in material breach of any of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by such Stockholder(s) of this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement or the Closing, such that Section 4.3 would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Tammcorp to such Stockholder(s).  Notwithstanding any agreement between Tammcorp and any Stockholder(s) with respect to whom this Agreement is being terminated pursuant to this Section 5.3, this Agreement shall remain if full force and effect with respect to each of the remaining Stockholders.

5.4    TERMINATION BY A STOCKHOLDER.  This Agreement may be terminated by a Stockholder solely with respect to itself and the Shares owned by such Stockholder (upon written notice from such Stockholder to Tammcorp), if such Stockholder is not in material breach of any of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by Tammcorp in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 4.2 would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by such Stockholder to Tammcorp.
5.5    EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement pursuant to this Section 5 hereof, no Party hereto or, its directors,  officers, other controlling Persons or heirs, as the case may be, shall have any liability or further obligation to any other party hereto pursuant to this Agreement, except that Section 5 hereof shall survive termination of this Agreement and nothing herein will relieve any party hereto from liability for any breach of this Agreement occurring prior to such termination.
6.    GENERAL PROVISIONS
6.1    EXPENSES.  Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Exchange, including all fees and expenses of agents, representatives, counsel, and accountants.
6.2    NOTICES.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when:
(a)    delivered by hand (with written confirmation of receipt);
(b)    sent by electronic mail or facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or
(c)    when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):
Stockholders:          At the Addresses set forth on Schedule A

Tammcorp:             Tammcorp, Inc.
                              One South Main Street
                              Cape Girardeau, MO 63703
                              Attention: John R. Abercrombie, President
                              Email: jabercrombie@capahabank.com

With a copy to:       Fenimore, Kay, Harrison & Ford, LLP
                              812 San Antonio Street
                              Suite 600
                               Austin, Texas 78701
                              Attention:  Joseph M. Ford
                              Email: JFord@fkhpartners.com

6.3    JURISDICTION; SERVICE OF PROCESS.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Illinois, County of Alexander, City of Tamms, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Illinois, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
6.4    SURVIVAL.  All representations, warranties, covenants, and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing.
6.5    FURTHER ASSURANCES.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
6.6    ENTIRE AGREEMENT AND MODIFICATION.  This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by Tammcorp and a majority of the Shares held by the Stockholders.
6.7    ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.  None of the Parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other Parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.
6.8    SEVERABILITY.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.9    SECTION HEADINGS, CONSTRUCTION.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.
6.10    TIME OF ESSENCE.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
6.11    GOVERNING LAW.  This Agreement will be governed by the laws of the State of Illinois without regard to conflicts of laws principles.
6.12    COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or e-mail transmission shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.
TAMMCORP:

TAMMCORP, INC.

By:

Name:

Title:

STOCKHOLDERS:

SCHEDULE B
To Stock Exchange Agreement
Capitalization of
TAMMCORP, INC.

Total Authorized Shares of Tammcorp Common Stock	20,000
Total Issued and Outstanding Shares of Tammcorp Common Stock:
Shares of Tammcorp Common Stock Outstanding Immediately Prior to the Closing[1]
Aggregate Shares of Tammcorp Common Stock Issued to Stockholders[2]
Shares of Tammcorp Common Stock Outstanding Immediately Following the Closing
__________
1. Assumes conversion of all shares of Tammcorp Class A Preferred Stock prior to the Closing at an exchange ratio of ________ shares of Tammcorp Common Stock for each share of Tammcorp Class A Preferred Stock.
2 Assumes all Shares are exchanged for Tammcorp Common Stock.

EXHIBIT E

ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this "Agreement"), dated as of January 6, 2017, is made and entered into by and among Southern Missouri Bancorp, Inc. ("Southern Missouri"), a Missouri corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHC Act"), Tammcorp, Inc. ("Tammcorp"), an Illinois corporation and bank holding company registered under the BHC Act, Southern Bank, a Missouri chartered trust company with banking powers with its principal offices in Poplar Bluff, Missouri ("Southern Bank," or, with respect to its capacity as escrow agent under this Agreement, the "Escrow Agent"), and John Abercrombie, as representative (the "Representative") of the shareholders of Tammcorp (the "Shareholders").  Capitalized terms used but not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Southern Missouri and Tammcorp have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, Southern Missouri's acquisition of all of the issued and outstanding shares of capital stock of Tammcorp through the merger of Tammcorp with and into Southern Missouri (the "Merger"), with Southern Missouri as the surviving entity and the separate corporate existence of Tammcorp ceasing as a result of the Merger, pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, Section 2.3(i) of the Merger Agreement provides that a portion of the Merger Consideration will be withheld and deposited into a money market account at Southern Bank (the "Escrow Account"), and will be distributed in accordance with the terms of this Agreement;

WHEREAS, the parties believe it is in their respective best interests to enter into this Agreement; and

WHEREAS, for purposes of this Agreement, and after consummation of the transactions contemplated by the Merger Agreement, the interest of the Shareholders will be represented by the Representative.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, including the premises and mutual covenants contained herein and in the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto undertake, promise, covenant and agree with each other as follows:

AGREEMENT

1.    Establishment of Escrow.  Southern Missouri, Tammcorp and the Representative hereby irrevocably appoint the Escrow Agent, and the Escrow Agent hereby accepts appointment, as the escrow agent for the Escrow Consideration (as defined below) deposited with the Escrow Agent in the Escrow Account pursuant to this Agreement and all interest and income earned thereon then being held in the Escrow Account pursuant to the terms of this Agreement (collectively, the "Income"), for the purposes set forth in this Agreement.  The Escrow Agent agrees to accept the Escrow Consideration and the Income (collectively, the "Escrow Assets"), and to distribute and release the Escrow Assets, in whole or in part, only in accordance with the terms and conditions of this Agreement.
2.    Deposit in Escrow.  Pursuant to the terms of the Merger Agreement, on the Closing Date, Southern Missouri will deposit or cause to be deposited out of the Merger Consideration an amount in cash equal to the unpaid principal balance and accrued but unpaid interest on certain loans identified on Schedule 2.3(i) of the Merger Agreement (the "Escrow Consideration") into the Escrow Account with the Escrow Agent.  The Escrow Consideration will remain in the Escrow Account, subject only to disbursement pursuant to Section 5 of this Agreement.
3.    Term and Termination of Escrow.  The Escrow Account will remain in existence from the Closing Date until all of the Escrow Assets have been distributed in accordance with the terms of this Agreement (the "Escrow Period").  After all Escrow Assets have been paid out of the Escrow Account, this Agreement will terminate, whereupon all of the Escrow Agent's liabilities and obligations in connection with the Escrow Assets will terminate.
4.    Additional Limitations on Rights to Escrow Assets.  Except as otherwise provided in this Agreement, the Shareholders shall not be deemed to have any right, title or interest in or possession of the Escrow Assets, including, without limitation, any Income.  Notwithstanding anything to the contrary contained herein, neither the Shareholders nor Southern Missouri shall have the ability to pledge, convey, hypothecate or grant as security any of the Escrow Assets unless and until the Escrow Assets have been disbursed or are required to be disbursed to such party pursuant to Section 5 of this Agreement.
5.    Disbursements From Escrow.  The Escrow Assets shall be disbursed as follows:
(a)
Within three (3) Business Days following the final resolution of the loans identified on Schedule 2.3(i) of the Merger Agreement (the "Subject Loans"), Southern Missouri shall direct the Escrow Agent to disburse the Escrow Assets from the Escrow Account to Southern Missouri for the purpose of covering any Loss (as defined below) incurred by Southern Missouri in connection with the Subject Loans, as follows: (i) an amount of Escrow Consideration equal to such Loss shall be disbursed to Southern Missouri; and (ii) all Income attributed to the portion of the Escrow Consideration disbursed pursuant to Section 5(a)(i) shall correspondingly be disbursed to Southern Missouri.

(b)
If any Escrow Assets remain in the Escrow Account after the completion of the disbursements under Section 5(a), then within three (3) Business Days of that date the Escrow Agent shall distribute any such remaining Escrow Assets to the Shareholders, in accordance with Section 6.

(c)
For purposes of this Agreement, the term "Loss" means the difference between (i) the sum of (A) the outstanding principal balance of the Subject Loans as of the Closing Date, (B) the accrued but unpaid interest on the Subject Loans as of the Closing Date, and (C) all reasonable costs and expenses incurred by Southern Missouri or Southern Bank (or any of their respective designees, representatives or agents) related to the resolution of the Subject Loans, minus (ii) the sum of (A) all payments made on the outstanding principal of and accrued but unpaid interest on the Subject Loans after the Closing Date, and (B) the proceeds on the sale or other disposition of collateral securing the Subject Loans.

(d)
Southern Missouri will use, and will cause Southern Bank to use, commercially reasonable efforts to achieve the objective of maximizing collections on the Subject Loans, in accordance with normal and prudent banking practices and procedures and applicable law.  Southern Missouri may employ agents or independent contractors, including, without limitation, any attorney, accountant, consultant or other professional, to perform, or may otherwise subcontract, its duties and responsibilities hereunder.  In performing its functions hereunder and deciding what actions to take hereunder, Southern Missouri may consider the costs of collection (including, without limitation, administrative and legal expenses), potential liabilities, likelihood of recoveries, and other relevant factors.  Prior to making a Loss determination, Southern Missouri will consult with the Representative, including permitting the Representative to recommend for Southern Missouri's consideration reasons why a proposed Loss determination is not appropriate, which recommendation will be considered in good faith by Southern Missouri.  While Southern Missouri agrees to consult with the Representative, the final decision whether to record a Loss shall be in the sole and absolute discretion of Southern Missouri.

6.    Distributions to Shareholders.  Subject to Section 5 hereof, the Escrow Assets will be distributed by the Escrow Agent to the Shareholders on a pro rata basis in the same proportion to which such Shareholders received the payment of the non-withheld portion of the Merger Consideration following consummation of the Merger.
7.    The Responsibilities of the Escrow Agent with Respect to the Escrow.

                    (a)  The Responsibility of the Escrow Agent.

                         (i)    The Escrow Agent's sole responsibility will be for the receipt, holding, investing and reinvesting (as applicable) of the Escrow Consideration in the Escrow Account, and the disbursement thereof in accordance with this Agreement.  The Escrow Agent will not be liable to any person for anything that the Escrow Agent, solely in its capacity as Escrow Agent, may do or refrain from doing in connection with this Agreement, unless such action or inaction results from the Escrow Agent's negligence, bad faith or willful misconduct; provided, however, the preceding clause does not relieve Southern Bank from liability for its actions or inactions in any capacity other than as Escrow Agent.

                         (ii)    The duties and responsibilities of the Escrow Agent hereunder will be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities will be implied, including, but not limited to, any obligation under or imposed by any laws of the State of Missouri upon fiduciaries.

                    (b)  Reimbursement of Expenses.  The Shareholders and Southern Missouri shall reimburse the Escrow Agent for all reasonable costs and expenses incurred by the Escrow Agent hereunder.  The Shareholders and Southern Missouri shall share equally all such costs and expenses incurred by the Escrow Agent hereunder.  The Escrow Agent is authorized to pay its costs and expenses from the Income in the Escrow Account.  If the Escrow Agent pays for any of its costs or expenses from the Income in the Escrow Account, the Escrow Agent shall provide the Representative and Southern Missouri a notice and an accounting of such withdrawal of funds from the Escrow Account.

                    (c)  Possible Disagreements.  If any disagreement should arise among any one or more of the parties hereto or any other party with respect to the Escrow Assets or this Agreement (and the Escrow Agent is notified in writing of such disagreement), or if the Escrow Agent in good faith is in doubt as to what action should be taken hereunder, the Escrow Agent has the absolute right (but not the obligation) at its election to do either or both of the following:

                         (i)    withhold or stop all further performance under this Agreement (except the holding, investing and reinvesting (as applicable) of the Escrow Consideration in accordance with the terms hereof unless such disagreement relates to the investment of the Escrow Consideration) and all notices or instructions received in connection herewith until the Escrow Agent is satisfied that such disagreement or such doubt has been resolved; or

                         (ii)    file a suit in interpleader and obtain an order from a court of appropriate jurisdiction requiring all persons involved to litigate in such court their respective claims arising out of or in connection with the Escrow Assets (the right of the Escrow Agent to institute such bill of interpleader, however, will not be deemed to modify the manner in which the Escrow Agent is entitled to make disbursements of the Escrow Assets as set forth in this Agreement, other than to tender the Escrow Assets into the registry of the court).

8.    Miscellaneous.

              (a)  Notices.  Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Southern Missouri or Escrow Agent:

Southern Missouri Bancorp, Inc.
Southern Bank
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
Fax No.:	[•]
E-Mail:	gsteffens@bankwithsouthern.com
Attention:	Greg A. Steffens President and Chief Executive Officer

If to the Representative:

          (b)  Binding Agreement; Assignment.  All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other person. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

(c) Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached.  Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

          (d)  Multiple Counterparts.  For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and is to be construed as, one and the same Agreement.  A facsimile or electronic scan in a ".pdf" format transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

          (e)  Governing Law; Waiver of Jury Trial.  THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF MISSOURI, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW (WHETHER OF THE STATE OF MISSOURI OR ANY OTHER JURISDICTION).

          (f)  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

          (g)  Entire Agreement. This Agreement, the Merger Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

          (h)  Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word "or" is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

          (i)  Further Cooperation.  The parties agree that they shall, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

          (j)  Attorneys' Fees and Costs.  If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees will be in addition to any other relief that may be awarded.

9. Representative.  In the event of the resignation, death or incapacity of the Representative, a successor Representative will be selected by the three (3) Shareholders owning the largest beneficial interest in the Escrow Consideration as of the Closing Date.  All parties hereto will be entitled to rely on all actions and communications of the Representative as being genuine and binding on all of the Shareholders.  The Representative will not be liable to any person for anything that the Representative may do or refrain from doing in accordance with this Agreement, unless such action or inaction results from the Representative's gross negligence, bad faith or willful misconduct.
[Signature Page Follows]

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SOUTHERN MISSOURI BANCORP, INC.

By:
Greg A. Steffens
President and Chief Executive Officer

TAMMCORP, INC.

By:
John R. Abercrombie
President and Chief Executive Officer

SOUTHERN BANK
as escrow agent

By:
Greg A. Steffens
President and Chief Executive Officer

REPESENTATIVE

John Abercrombie